UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Alight, Inc.

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ALIGHT, INC.

4 Overlook Point

Lincolnshire, IL 60069

Notice of Annual Meeting of Stockholders

DATE AND TIME Wednesday, June 1, 2022 1:00 pm Central Time

VIRTUAL LOCATION

You can attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/ALIT2022.

You will need to have your 16-Digit Control Number included on your proxy card or the instructions that accompanied your proxy materials in order to join the Annual Meeting.

Items of Business

1. To elect the director nominees listed in the Proxy Statement.

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2022.

3. To approve, on an advisory (non-binding) basis, the 2021 compensation paid to our named executive officers.

4. To approve, on an advisory (non-binding) basis, the frequency of future advisory votes on the compensation of our named executive officers.

5. To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Record Date

You may vote at the Annual Meeting if you were a stockholder of record at the close of business on April 6, 2022. A list of the stockholders of record at the close of business on April 6, 2022 will be available electronically during the Annual Meeting at www.virtualshareholdermeeting.com/ALIT2022 when you enter your 16-Digit Control Number.

Voting By Proxy

To ensure your shares are voted, you may vote your shares by proxy over the Internet, by telephone or by mail. Voting procedures are described on the following page and on the proxy card.

By Order of the Board of Directors,

Paulette R. Dodson

General Counsel and Corporate Secretary

April 14, 2022

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on Wednesday, June 1, 2022: The Notice of Internet Availability, this Proxy Statement and our Annual Report are available free of charge at www.proxyvote.com. As permitted by the rules of the Securities and Exchange Commission (the “SEC”), we are furnishing our proxy materials to stockholders over the Internet. We sent a Notice of Internet Availability of Proxy Materials on or about April 14, 2022 to our stockholders of record at the close of business on April 6, 2022. The notice contains instructions on how to access our Proxy Statement and Annual Report and vote online. A list of the stockholders of record at the close of business on April 6, 2022 will also be available electronically during the Annual Meeting at www.virtualshareholdermeeting.com/ALIT2022.

2022 | PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Proxy Voting Methods

If you were a stockholder of record at the close of business on April 6, 2022, you may vote your shares (i) in advance of the Annual Meeting, over the Internet, by telephone or by mail, or (ii) at the Annual Meeting, by proxy or over the Internet. You may also revoke your proxies at the times and in the manners described in the “Questions and Answers About our Annual Meeting” section of this Proxy Statement. For shares held through a broker, bank or other nominee, you may submit voting instructions to your broker, bank or other nominee. Please refer to information from your broker, bank or other nominee on how to submit voting instructions.

If you are a stockholder of record planning to vote before the Annual Meeting, your Internet, telephone or mail vote must be received by 11:59 p.m., Eastern Time, on May 31, 2022 to be counted.

To vote by proxy if you are a stockholder of record:

BY INTERNET

• Go to the website www.proxyvote.com and follow the instructions, 24 hours a day, seven days a week.

• You will need the 16-digit number included on your proxy card to obtain your records and to create an electronic voting instruction form.

BY TELEPHONE

• From a touch-tone telephone, dial 1-800-690-6903 and follow the recorded instructions, 24 hours a day, seven days a week.

• You will need the 16-digit number included on your proxy card in order to vote by telephone.

BY MAIL

• Mark your selections on the proxy card if you have received a paper copy of the proxy.

• Date and sign your name exactly as it appears on your proxy card.

• Mail the proxy card in the enclosed postage-paid envelope provided to you.

YOUR VOTE IS IMPORTANT TO US. THANK YOU FOR VOTING.

2022 | PROXY STATEMENT

CONTENTS

Notice of Annual Meeting of Stockholders

Proxy Voting Methods

1	2022 Proxy Statement Summary

1	Background

2	Proposals

2	Our Board Diversity

2	Experience and Skills

3	Company Performance Highlights

4	Corporate Governance Highlights

4	Executive Compensation Highlights

4	Investor Engagement

5	Awards and Recent Recognition

6	Proposal 1: Election of Directors

7	Directors, Executive Officers and Corporate Governance

13	Executive Officers

18	Corporate Governance

18	Board Leadership Structure

19	Director Independence

24	Security Ownership of Certain Beneficial Owners and Management

26	Certain Relationships and Related Person Transactions

33	Executive Compensation

33	Compensation Discussion and Analysis

55	Proposal 2: Appointment of Independent Registered Public Accounting Firm

57	Audit Committee Report

58	Proposal 3: To Approve, on an Advisory (Non-Binding) Basis, the 2021 Compensation Paid to Our Named Executive Officers

59	Proposal 4: To Approve, on an Advisory (Non-Binding) Basis, the Frequency of Future Advisory Votes on the Compensation of Our Named Executive Officers

60	Future Stockholder Proposals and Nominations

A-1	Appendix A: Reconciliation of GAAP and Non-GAAP Information

2022 | PROXY STATEMENT	1

2022 Proxy

Statement Summary

This summary highlights certain information contained in the Proxy Statement. This summary does not contain all the information that you should consider, and you should read the entire Proxy Statement before voting. For more complete information regarding the Company’s performance in the fiscal year ended on December 31, 2021 (“Fiscal 2021”), please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 (the “Form 10-K”) that accompanied this Proxy Statement.

Background

DATE AND TIME	PLACE – VIRTUALLY VIA WEBCAST
June 1, 2022	Participate in the Annual Meeting by
1:00 pm Central Time	visiting our Annual Meeting Website at
www.virtualshareholdermeeting.com/ALIT2022

RECORD DATE — April 6, 2022

VOTING

Stockholders of record as of the close of business on the record date are entitled to vote for each director nominee and for each of the other proposals to be voted on at the Annual Meeting. Each share of Alight Class A common stock (the “Company Class A common stock”) and Alight Class V common stock (the “Company Class V common stock” and, collectively with the Company Class A common stock “Common Stock”) is entitled to one vote.

VIRTUAL SHAREHOLDER MEETING

Our 2022 Annual Meeting will be conducted exclusively online via live webcast, allowing all of our stockholders the option to participate in the live, online meeting from any location convenient to them, providing stockholder access to our Board and management, and enhancing participation. Stockholders at the close of business on the record date will be allowed to communicate with us and ask questions in our virtual stockholder meeting forum before and during the meeting. All directors and key executive officers, as well as our independent registered public accounting firm, are expected to be available to answer questions. For further information on the virtual meeting, please see the “Notice of Annual Meeting of Stockholders” and “Proxy Voting Methods” sections of this Proxy Statement.

2022 | PROXY STATEMENT	1

2022 PROXY STATEMENT SUMMARY

Proposals

Proposal		Board Recommendation	More Information

i.	To elect the director nominees listed in the Proxy Statement.	FOR each Nominee	on page 6

ii.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2022.	FOR	on page 55

iii.	To approve, on an advisory (non-binding) basis, the 2021 compensation paid to our named executive officers.	FOR	on page 58

iv.	To approve, on an advisory (non-binding) basis, the frequency of future advisory votes on the compensation of our named executive officers.	FOR “ONE YEAR”	on page 59

Our Board Diversity

Experience and Skills

2	2022 | PROXY STATEMENT

2022 PROXY STATEMENT SUMMARY

Company Performance Highlights

Solid foundation supports ongoing

transformation into 2022 and beyond.

•	Grew full year revenue 6.9% to $2,915 million and adjusted EBITDA 10.1% to $621 million well ahead of the initial 1% revenue growth and $600 million adjusted EBITDA outlook
•	BPaaS full year revenue growth of 16.8% to $390 million, representing 13.4% of total revenue, ahead of our initial 12% 2021 outlook
•	BPaaS full year bookings on a total contract value basis increased 128% to $602 million well ahead of original January 2021 full year forecast of $395 million
•	9.4% increase in full year Employer Solutions revenue to $2,503 million and Employer Solutions full year gross margin expansion of 350 basis points to 35.2%
•	Completed acquisitions of the Retiree Health Exchange and ConsumerMedical businesses

1 Please see Appendix A for a reconciliation of adjusted EBITDA and Net Income (Loss) and other supplemental financial information.

2 Retention defined as prior year’s active client revenue compared to the following year.

2022 | PROXY STATEMENT	3

2022 PROXY STATEMENT SUMMARY

Corporate Governance Highlights

BOARD PRACTICES

●	Non-executive chair

●	7 out of 8 Directors are independent

●	Fully independent standing board committees

●	Annual Board and committee self-evaluations

●	Structured process for Board’s risk oversight

●	Related party transaction approval by Audit Committee

STOCKHOLDER MATTERS

●	Recommended annual “Say-on-Pay” advisory vote

OTHER BEST PRACTICES

●	Robust share ownership guidelines for Officers and Directors

●	Executive compensation clawback policy

●	Board and committee oversight of environmental, social & governance matters

●	Code of Conduct

Executive Compensation Highlights

PRACTICES WE ENGAGE IN	PRACTICES WE DO NOT ENGAGE IN

●   Majority of executive pay “at-risk”

●   Regular review of compensation programs
and practices

●   Stock ownership guidelines

●   Compensation clawback policy

●   Independent compensation consultant

●   Use of peer groups

● Compensation programs that encourage excessive risk taking ● Excessive benefits or perquisites ● Pledging shares ● Hedging shares ● Granting discounted stock options

Investor Engagement

We engage with investors and analysts through conference calls, broker conferences, one-on-one meetings, and non-deal roadshows. We typically discuss our financial position, strategic priorities, business outlook, and other topics of importance to investors. As we continue to grow as a public company, we will continue to engage with our stockholders regarding our ESG efforts

4	2022 | PROXY STATEMENT

2022 PROXY STATEMENT SUMMARY

and corporate governance practices, among other topics. We are committed to maintaining an active dialogue with investors to better understand their perspectives and consider their ideas as we continue to evolve our corporate governance and business practices, and public disclosures.

As described in our Corporate Governance Guidelines, stockholders and other interested parties who wish to communicate with a member or members of our Board, including each of the committees of the Board, or with the non-management or independent directors as a group, may do so by addressing such communications or concerns to the Company’s Corporate Secretary by email at Corporate.Secretary@alight.com or by mail at 4 Overlook Point, Lincolnshire, Illinois 60069, who will forward such communication to the appropriate party.

Awards and Recent Recognition

•	Great Place to Work® for the fourth consecutive year

•	Best Place to Work by Parents@Work

•	Top 100 companies for remote workers by Flexjobs

•	In 2021, we earned a perfect score on the Human Right Campaign Foundation’s Corporate Equality Index for the third consecutive year

2022 | PROXY STATEMENT	5

PROPOSAL 1

Election of

Directors

Our Board is currently comprised of eight directors. As described in our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), our Board is currently divided into three classes. The term of our Class I directors expires at this Annual Meeting, the term of our Class II directors expires at the annual meeting of stockholders in 2023 and the term of our Class III directors expires at the annual meeting of stockholders in 2024. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has considered and nominated Erika Meinhardt and Regina M. Paolillo to serve as Class I directors, with a three-year term expiring in 2025, for election at the Annual Meeting. Action will be taken at the Annual Meeting for the election of these two Class I Director nominees. In connection with the shareholder meeting approving the Business Combination (as defined below), FTAC (as defined below) stockholders were asked to approve, and did approve, on a non-binding advisory basis, the classification of the post-Business Combination Company’s Board into three classes of directors, with staggered three-year terms of office.

The following table describes the schedule for the election of our directors over the next three annual meetings and the terms our directors will serve if elected.

MEETING	CLASS OF DIRECTORS STANDING FOR ELECTION	TERM

2022 Annual Meeting	Class I	Three-year term expiring at 2025 Annual Meeting

2023 Annual Meeting	Class II	Three-year term expiring at 2026 Annual Meeting

2024 Annual Meeting	Class III	Three-year term expiring at 2027 Annual Meeting

If you return a duly executed proxy card without specifying how your shares are to be voted, the persons named in the proxy card will vote to elect Erika Meinhardt and Regina M. Paolillo as Class I directors. Erika Meinhardt and Regina M. Paolillo currently serve on our Board and have indicated their willingness to continue to serve if elected. However, if any director nominee should be unable to serve, or for good cause will not serve, the Common Stock represented by proxies may be voted for a substitute nominee designated by our Board, or our Board may reduce its size. Our Board has no reason to believe that any of the nominees will be unable to serve if elected.

6	2022 | PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS

Directors, Executive Officers and Corporate Governance

Our Board of Directors

The biographies of each of our current directors, including our Class I director nominees, are included below. Each of the biographies highlights specific experience, qualifications, attributes and skills that led us to conclude that such person should serve as a director. We believe that, as a whole, our Board exemplifies the highest standards of personal and professional integrity and the requisite skills and characteristics, leadership traits, work ethic and independence to provide effective oversight. No director or executive officer is related by blood, marriage or adoption to any other director or executive officer. Other than as provided by our Investor Rights Agreement, no arrangements or understandings exist between any director and any other person pursuant to which such person was selected as a director or nominee. Seven of our current directors, Mr. Foley, Mr. Henson, Mr. Kestnbaum, Mr. Massey, Ms. Meinhardt, Ms. Paolillo and Mr. Wallace, were designated pursuant to our Investor Rights Agreement. See “Certain Relationships and Related Person Transactions – Investor Rights Agreement – Designation Rights.”

NAME	AGE	POSITION

William P. Foley, II	77	Chairman

Stephan D. Scholl	51	Chief Executive Officer and Director

Daniel S. Henson	61	Director

David N. Kestnbaum	40	Director

Richard N. Massey	66	Director

Erika Meinhardt	63	Director

Regina M. Paolillo	63	Director

Peter F. Wallace	47	Director

Class I Director Nominees

Erika Meinhardt, Director

DIRECTOR SINCE 2021 AGE 63 COMMITTEES Audit

Ms. Meinhardt has served as a member of the board of directors of Cannae Holdings Inc. (NYSE: CNNE) (“Cannae”) since July 2018. Since January 2018, Ms. Meinhardt has served as Executive Vice President of Fidelity National Financial (“FNF”). She previously served as President of National Agency Operations for FNF’s Fidelity National Title Group from February 2005 until January 2018. Prior to assuming that role, she served as Division Manager and National Agency Operations Manager for FNF from 2001 to 2005. Ms. Meinhardt has also served as a member of the board of directors of Austerlitz Acquisition Corp. I (NYSE: AUS) and Austerlitz Acquisition Corp. II (NYSE: ASZ) since February 2021. Ms. Meinhardt previously served as a Director of Foley Trasimene Acquisition Corp. II from August 2020 to March 2021. Ms. Meinhardt’s qualifications to serve on the Board include her experience as an executive of FNF and in managing and growing complex business organizations as President of FNF’s National Agency Operations.

2022 | PROXY STATEMENT	7

PROPOSAL 1: ELECTION OF DIRECTORS

Regina M. Paolillo, Director

DIRECTOR SINCE 2021 AGE 63 COMMITTEES Audit (Chair) Nominating and Corporate Governance

Ms. Paolillo serves as the Global Chief Operating Officer of TTEC Holdings, Inc. (Nasdaq: TTEC) (“TTEC”). Ms. Paolillo joined TTEC in 2011. Between 2009 and 2011, Ms. Paolillo was an Executive Vice President for enterprise services and Chief Financial Officer at Trizetto Group, Inc., a privately held professional services company serving the healthcare industry. Between 2007 and 2008, Ms. Paolillo served as a Senior Vice President, operations group for General Atlantic, a leading global growth equity firm. Between 2005 and 2007, Ms. Paolillo served as an Executive Vice President for revenue cycle and mortgage services at Creditek, a Genpact subsidiary. Prior to Creditek’s acquisition by Genpact, between 2003 and 2005 and during 2002 and 2003, Ms. Paolillo was Creditek’s Chief Executive Officer and Chief Financial Officer, respectively. Ms. Paolillo also served as the Chief Financial Officer and Executive Vice President for corporate services at Gartner, Inc., an information technology research and advisory company. Ms. Paolillo is a member of the board of directors of Unisys Corporation (NYSE: UIS). Ms. Paolillo holds a B.S. in accounting from University of New Haven. Ms. Paolillo’s qualifications to serve on the Board include her experience as an executive of TTEC, her experience as a Chief Financial Officer of three organizations and her experience on a public company board.

Class II Directors (Terms to Expire in 2023)

Stephan D. Scholl, Director and Chief Executive Officer

DIRECTOR SINCE 2021 AGE 51 COMMITTEES None

Mr. Scholl has more than 25 years of experience in the industry. Prior to joining Alight in April 2020, Mr. Scholl served as President of Infor Global Solutions from April 2012 to July 2018. Prior to that, from 2011 until 2012, Mr. Scholl served as President and Chief Executive Officer of Lawson Software from 2011 until 2012. In addition, Mr. Scholl served in various senior roles at both Oracle and Peoplesoft for more than a decade, including leading Oracle’s North America Consulting Group and leading its Tax and Utilities Global Business unit. Since September 2018, Mr. Scholl has served on the boards of Avaya Holdings Corp. (NYSE: AVYA) and 1010 Data, a leader in analytical intelligence and alternative data. Mr. Scholl holds a bachelor’s degree from McGill University in Montreal.

8	2022 | PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS

Richard N. Massey, Director

DIRECTOR SINCE 2021 AGE 66 COMMITTEES Compensation (Chair)

Mr. Massey served as Chairman of Foley Trasimene Acquisition Corp. (“FTAC”) from April 2021 to July 2021. He also has served as Chief Executive Officer of FTAC from March 2020 to July 2021 and served as a member of the FTAC board of directors from May 2020 to July 2021. In addition, he serves as a Senior Managing Director of Trasimene Capital Management LLC and has served as Chief Executive Officer of Cannae since November 2019. Mr. Massey has also served as the Chief Executive Officer of Austerlitz Acquisition Corp. I (NYSE: AUS) and Austerlitz Acquisition Corp. II (NYSE: ASZ) since January 2021 and served as a director of each company from February 2021 until April 2022. Mr. Massey also served as Chief Executive Officer of Foley Trasimene Acquisition Corp. II from July 2020 until March 2021 and as a director from August 2020 until March 2021. Mr. Massey served as the Chairman and principal shareholder of Bear State Financial, Inc., a publicly traded financial institution from 2011 until April 2018. Mr. Massey has served on the boards of directors of Cannae since June 2018 and of Dun & Bradstreet (NYSE: DNB) (“DNB”) since February 2019. Mr. Massey previously served on Black Knight Inc.’s board of directors from December 2014 until July 2020 and on FNF’s board of directors from February 2006 until January 2021. Mr. Massey has been a partner in Westrock Capital, LLC, a private investment partnership, since January 2009. Prior to that, Mr. Massey was Chief Strategy Officer and General Counsel of Alltel Corporation and served as a Managing Director of Stephens Inc., a private investment bank, during which time his financial advisory practice focused on software and information technology companies. Mr. Massey also formerly served as a director of Fidelity National Information Services Inc., Bear State Financial, Inc. and FGL Holdings. Mr. Massey is also a director of the Oxford American Literary Project and the Chairman of the board of directors of the Arkansas Razorback Foundation. Mr. Massey has a long track record in corporate finance and investment banking, a financial, strategic and legal advisor to public and private businesses, and identifying, negotiating and consummating mergers and acquisitions. Mr. Massey’s qualifications to serve on the board of directors of the Company include his significant financial expertise and experience on the boards of a number of public companies.

2022 | PROXY STATEMENT	9

PROPOSAL 1: ELECTION OF DIRECTORS

Daniel S. Henson, Director

DIRECTOR SINCE 2021 AGE 61 COMMITTEES Audit Compensation Nominating and Corporate Governance (Chair)

Previously, Mr. Henson served as the non-executive chairman of Alight Holding Company, LLC, (f/k/a Tempo Holding Company, LLC) (“Alight Holdings”) our predecessor entity, from May 2017 to July 2021. Mr. Henson serves as the non-executive chairman of Paysafe Ltd. (NYSE: PSFE) (“Paysafe”), a payments platform that connects businesses and consumers across payment types. Mr. Henson also serves as non-executive chairman of IntraFi Network (formerly Promontory Intrafinancial Network), a leading provider of deposit placement services operating in the Washington D.C. area. Prior to serving in these roles, Mr. Henson had served as a non-executive chairman of Exeter Finance, a director of Healthcare Trust of America and the lead director of OnDeck Capital. Mr. Henson worked with the General Electric Company (“GE”) for 29 years and held a variety of senior positions at GE and GE Capital, including Chief Marketing Officer of GE and Six Sigma Quality Leader at GE Capital. He also served as the Chief Executive Officer of a number of GE Capital’s financial services businesses in the U.S. and internationally. Starting in 2008, Mr. Henson was responsible for all GE Capital commercial leasing and lending businesses in North America. From 2009 to 2015, Mr. Henson also oversaw capital markets activities at GE Capital and GE Capital’s industrial loan company bank in Utah. Mr. Henson holds a B.B.A. in Marketing from George Washington University. Mr. Henson’s qualifications to serve on the Board include his extensive experience with GE and GE Capital and his other directorships, including on a public company board.

10	2022 | PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS

Class III Directors (Terms to Expire in 2024)

William P. Foley, II, Chairman

DIRECTOR SINCE 2021 AGE 77 COMMITTEES Nominating and Corporate Governance

Mr. Foley is a founder of, and current strategic advisor to, FTAC. Mr. Foley previously served as the Chairman of FTAC from May 2020 until April 2021 and, the Executive Chairman of FTAC from March 2020 until May 2020. Mr. Foley has served as the Chairman of Cannae since July 2017 (including as non-executive Chairman since May 2018). Mr. Foley has served as the Managing Member and a Senior Managing Director of Trasimene Capital Management, LLC, a private company that provides certain management services to Cannae, since November 2019. Mr. Foley is a founder of FNF and has served as Chairman of the board of directors of FNF since 1984. He served as Chief Executive Officer of FNF until May 2007 and as President of FNF until December 1994. Mr. Foley has also served as Chairman of DNB since February 2019 and served as Chairman of Paysafe and its predecessors from March 2020 until March 2022.

Mr. Foley formerly served as Chairman of Black Knight, Inc., as Co-Chairman of FGL Holdings, as a director of Ceridian and as Vice Chairman of Fidelity National Information Services, Inc. Mr. Foley formerly served on the boards of certain of Cannae’s portfolio companies, including as Chairman of FTAC and as a director of Austerlitz Acquisition Corporation I and Austerlitz Acquisition Corporation II, but resigned from those boards in April 2021. He continues to provide consulting services to Austerlitz I and Austerlitz II.

Mr. Foley serves on the boards of numerous foundations, including The Foley Family Charitable Foundation and the Cummer Museum of Art and Gardens. He is a founder, trustee and director of The Folded Flag Foundation, a charitable foundation that supports our nation’s Gold Star families. Mr. Foley is Executive Chairman and Chief Executive Officer of Black Knight Sports and Entertainment LLC, which is the private company that owns the Vegas Golden Knights, a National Hockey League team. He is also the founder and owner of Foley Family Wines, a private company, and Chairman of Foley Wines Ltd., a New Zealand subsidiary of Foley Family Wines Holdings, Inc.

After receiving his B.S. degree in engineering from the United States Military Academy at West Point, Mr. Foley served in the U.S. Air Force, where he attained the rank of captain. Mr. Foley received his M.B.A. from Seattle University and his J.D. from the University of Washington.

Mr. Foley’s qualifications to serve on the Board include more than 30 years as a director and executive officer of FNF, his strategic vision, his experience as a board member and executive officer of public and private companies in a wide variety of industries, and his strong track record of building and maintaining shareholder value and successfully negotiating mergers and acquisitions.

2022 | PROXY STATEMENT	11

PROPOSAL 1: ELECTION OF DIRECTORS

David N. Kestnbaum, Director

DIRECTOR SINCE 2021 AGE 40 COMMITTEES None

Mr. Kestnbaum served as a member of the board of directors of Alight Holdings from May 2017 to July 2021. Mr. Kestnbaum is a Senior Managing Director in the Private Equity Group at Blackstone Inc. (“Blackstone”). Since joining Blackstone in 2013, Mr. Kestnbaum has been involved in the execution of Blackstone’s investments in PSAV, Packers Sanitation Services Inc., Cloverleaf Cold Storage, Alight, SESAC, Tradesmen, Outerstuff, AlliedBarton Security Services, DJO Global, and AVINTIV, and in evaluating investment opportunities across multiple sectors, including Business Services, Transportation & Logistics, Travel & Leisure, Apparel, and various other industries. Before joining Blackstone, Mr. Kestnbaum was a Vice President of Vestar Capital Partners, where he analyzed and executed private equity investments in multiple different sectors. Prior to Vestar, Mr. Kestnbaum worked in investment banking as a member of JPMorgan’s Financial Sponsor Group, where he executed a variety of private equity-related M&A and financing transactions. He currently serves as a Director of PSAV, Packers Sanitation Services Inc., Cloverleaf Cold Storage, SESAC, Tradesmen, Outerstuff and DJO Global, and was previously a Director of AlliedBarton Security Services. Mr. Kestnbaum holds a B.A. in Political Science from The University of North Carolina at Chapel Hill. Mr. Kestnbaum’s qualifications to serve on the board of directors of the Company include his extensive experience with GE and GE Capital and his other directorships, including a public company board.

12	2022 | PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS

Peter F. Wallace, Director

DIRECTOR SINCE 2021 AGE 47 COMMITTEES Compensation

Mr. Wallace served as a member of the board of directors of Alight Holdings from May 2017 to July 2021. Mr. Wallace is a Senior Managing Director and serves as co-head of U.S. Acquisitions for Blackstone’s Private Equity Group. Since joining Blackstone in 1997, Mr. Wallace has led or been involved in Blackstone’s investments in Alight, AlliedBarton Security Services, Allied Waste, American Axle & Manufacturing, Centennial Communications, Centerplate (formerly Volume Services America), CommNet Cellular, GCA Services, LocusPoint Networks, Michaels Stores, New Skies Satellites, Outerstuff, Ltd., Packers Sanitation Services Inc., Pinnacle Foods/Birds Eye Foods, PSAV, SeaWorld Parks & Entertainment (formerly Busch Entertainment Corporation), Service King, Sirius Satellite Radio, Tradesmen International, Universal Orlando, Vivint, Vivint Solar, and The Weather Channel Companies. Mr. Wallace serves on the board of directors of Outerstuff, Ltd., Service King, Tradesmen International, Vivint (NYSE: VVNT) and Vivint Solar. Mr. Wallace received a B.A. from Harvard College, where he graduated magna cum laude. Mr. Wallace’s qualifications to serve on the board of directors of the Company include his extensive experience with Blackstone’s portfolio investments and his other directorships, including a public company board.

Executive Officers

NAME	AGE	POSITION

Stephan D. Scholl	51	Chief Executive Officer and Director

Cathinka E. Wahlstrom	56	President & Chief Commercial Officer

Katie J. Rooney	43	Chief Financial Officer

Gregory R. Goff	50	Chief Product and Technology Officer

Cesar Jelvez	48	Chief Customer Experience Officer

Dinesh V. Tulsiani	48	Chief Strategy Officer

Paulette R. Dodson	58	General Counsel & Corporate Secretary

Michael J. Rogers	40	Chief Human Resources Officer

2022 | PROXY STATEMENT	13

EXECUTIVE OFFICERS

Stephan D. Scholl, Chief Executive Officer

OFFICER SINCE 2020 AGE 51

Mr. Scholl has more than 25 years of experience in the industry. Prior to joining Alight in April 2020, Mr. Scholl served as President of Infor Global Solutions from April 2012 to July 2018. Prior to that, from 2011 until 2012, Mr. Scholl served as President and Chief Executive Officer of Lawson Software from 2011 until 2012. In addition, Mr. Scholl served in various senior roles at both Oracle and Peoplesoft for more than a decade, including leading Oracle’s North America Consulting Group and leading its Tax and Utilities Global Business unit. Since September 2018, Mr. Scholl has served on the boards of Avaya Holdings Corp. (NYSE: AVYA) and 1010 Data, a leader in analytical intelligence and alternative data. Mr. Scholl holds a bachelor’s degree from McGill University in Montreal.

Cathinka E. Wahlstrom, President & Chief Commercial Officer

OFFICER SINCE 2021 AGE 56

Ms. Wahlstrom has 30 years of experience in the industry. Prior to joining Alight in January 2021, Ms. Wahlstrom served across various roles within Accenture for over 26 years, most recently serving on the Global Management Committee as the Senior Managing Director of client accounts in North America from March 2020 to January 2021. Prior to that role, Ms. Wahlstrom served as the Senior Managing Director of Accenture’s Financial Services business in North America, including the North America portion of Accenture’s greater than $8 billion Financial Services practice from December 2016 to March 2020. Ms. Wahlstrom is an alumna of the David Rockefeller Fellows Program; a Board member of Wizeline; and a Board member of the New York City Ballet. Ms. Wahlstrom holds a B.S. in Economics and Journalism from Indiana University of Pennsylvania and an M.B.A. from the University of California, Davis.

14	2022 | PROXY STATEMENT

EXECUTIVE OFFICERS

Katie J. Rooney, Chief Financial Officer

OFFICER SINCE 2017 AGE 43

Ms. Rooney has more than 20 years of experience in the industry. Prior to joining Alight in May 2017, Ms. Rooney served as the Chief Financial Officer for Aon Hewitt from January 2016 to May 2017. Prior to that, she served across various financial roles within Aon Hewitt and Aon from January 2009 to December 2015, including Chief Financial Officer of the Outsourcing business, the Finance Chief Operating Officer and Assistant Treasurer for Aon. Before joining Aon, Ms. Rooney worked in Investment Banking at Morgan Stanley. Ms. Rooney serves on the Board of Trustees for Window to the World Communications, Inc., owner of WTTW and WFMT. Ms. Rooney holds a B.B.A. in Finance from the University of Michigan.

Gregory R. Goff, Chief Product and Technology Officer

OFFICER SINCE 2020 AGE 50

Mr. Goff has more than 15 years of experience in the industry. Prior to joining Alight in May 2020, Mr. Goff served as Chief Product Officer of Uptake since 2015. Mr. Goff served as Chief Technology Officer of Morningstar from 2011 through 2015. Prior to that, Mr. Goff served in a number of technology roles at Nielsen and Accenture. Mr. Goff serves on the board of directors of InMoment, a consumer experience provider. Mr. Goff holds a B.S. degree in electrical engineering from the University of Illinois at Urbana-Champaign.

2022 | PROXY STATEMENT	15

EXECUTIVE OFFICERS

Cesar Jelvez, Chief Customer Experience Officer

OFFICER SINCE 2020 AGE 48

Mr. Jelvez has more than 20 years of experience in the industry. Prior to joining Alight in May 2020, Mr. Jelvez was a partner at Elixirr from November 2019 to May 2020. From August 2017 through November 2019, Mr. Jelvez was Global Leader of Strategic Programs and Global Delivery Services at Infor. From September 2014 through August 2017, Mr. Jelvez was Vice President of Digital Enterprise Application Services at DXC Technology. Prior to that, Mr. Jelvez served in a number of roles at Cognizant Technology Solutions, Infosys, IBM Global Business Services and Accenture. Mr. Jelvez holds a M.S. degree in finance and investment from the University of York in the United Kingdom.

Dinesh V. Tulsiani, Chief Strategy Officer

OFFICER SINCE 2017 AGE 48

Mr. Tulsiani previously served as Alight’s Head of Strategy and Corporate Development. Prior to joining Alight in September 2017, from 2013 to 2017, Mr. Tulsiani led corporate development for Aon’s HR solutions segment and served in various other key strategic roles with Aon, including Senior Vice President, Corporate Strategy and Vice President, Corporate Development and Strategy at Hewitt Associates. Prior to that, he worked at IHS Markit from 2007 to 2010 and Ernst & Young LLP from 1999 to 2005. Mr. Tulsiani holds a B.B.A. in Finance and Economics from Delhi University and an M.B.A. from Wake Forest University. Mr. Tulsiani is also a Chartered Financial Analyst.

16	2022 | PROXY STATEMENT

EXECUTIVE OFFICERS

Paulette R. Dodson, General Counsel & Corporate Secretary

OFFICER SINCE 2018 AGE 58

Prior to joining Alight in May 2018, Ms. Dodson served as Senior Vice President, General Counsel and Secretary of PetSmart, Inc. from July 2012 to May 2018. Prior to joining PetSmart, Inc., Ms. Dodson served in various roles at Sara Lee Corporation, including as General Counsel and Corporate Secretary, and Chief Counsel for North America. Prior to that Ms. Dodson spent 14 years at Tribune Company, where she served as Assistant General Counsel. Ms. Dodson serves on the board of directors of Portillo’s Inc. (NASDAQ: PTLO) and is on the not-for-profit boards of the United Way of Metro Chicago, The Mather and the Better Government Association. Ms. Dodson holds a B.A. from City College of New York and a J.D. from Cornell Law School.

Michael J. Rogers, Chief Human Resources Officer

OFFICER SINCE 2020 AGE 40

Mr. Rogers has more than 15 years of experience in the industry. Prior to joining Alight in June 2020, Mr. Rogers served as Chief People Officer of NGA Human Resources from March 2017 to June 2020. Prior to that, Mr. Rogers held key human resources roles across a variety of companies, including Vistaprint, where he played a key role in driving its rapid growth across Europe, and Travelocity (lastminute.com). Mr. Rogers holds a degree in Business with first-class honors from the University of Brighton, Brighton, England.

2022 | PROXY STATEMENT	17

Corporate

Governance

Board Leadership Structure

Our Board understands that there is no single approach to providing board leadership and that given the very competitive and quickly developing environment in which we operate, the right Board leadership structure may vary as circumstances change. Our bylaws provide that the Board appoints our corporate officers, including our Chief Executive Officer (“CEO”). Our Nominating and Corporate Governance Committee periodically reviews the Company’s governance structure and practices, including the provisions of our certificate of incorporation and our bylaws.

We do not have a fixed rule about separation of the Chairperson and CEO positions, or whether our Chairperson should be an employee or elected from among non-employee directors. We believe it is in the best interests of the Company to have flexibility to evaluate our leadership structure over time as part of our ongoing succession planning processes. Our Corporate Governance Guidelines, which are available on our investor website at investor.alight.com under the heading “Governance—Governance documents”, provide that an independent “Lead Director” may be elected from among the independent directors when the Chairperson of the Board is not an independent director or when the Chairperson of the Board is not the CEO. We do not currently have a Lead Director.

Our Board Leadership structure currently separates the positions of CEO and Chairperson of the Board. The Board believes that this separation is appropriate for the Company at this time because it allows for a division of responsibilities and a sharing of ideas between individuals having different perspectives. Our CEO, who is also a member of our Board, is primarily responsible for our operations and strategic direction, while our Chairperson, who is an independent member of the Board, is primarily focused on matters pertaining to corporate governance, including management oversight and strategic guidance. The Board believes that this is the most appropriate structure at this time but will make future determinations regarding whether or not to separate the roles of Chairperson and CEO based on then-current circumstances.

Our Board believes that the structure of the Board and its committees will provide strong overall management of the Company.

Code of Conduct

The Company has adopted a Code of Conduct, which is available on the Company’s website at investor.alight.com. Our Code of Conduct has been developed to help directors and employees around the world efficiently resolve ethical issues in our complex global business environment. The Code of Conduct applies to all directors and employees without limitation. The Code of Conduct covers a variety of topics, including those required to be addressed by the SEC. Topics covered include, among other things, conflicts of interest, confidentiality of information, and compliance with applicable laws and regulations. Directors and employees receive periodic updates regarding corporate governance policies and are informed when material changes are made to the Code of Conduct.

The Company will make any legally required disclosures regarding amendments to, or waivers of, certain provisions of its Code of Conduct and Ethics on its website. During the period following the Business Combination through the end of 2021, there were no

18	2022 | PROXY STATEMENT

CORPORATE GOVERNANCE

amendments or waivers of the provisions of the Code of Conduct with respect to any of our officers or directors. The information contained on, or accessible from, the Company’s website is not part of this proxy statement, by reference or otherwise.

Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers currently serves, or in the past year has served, (i) as a member of the compensation committee or of the board of directors of another entity, one or more of whose executive officers served on the Compensation Committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on the Board. We are party to certain transactions with the Sponsor Parties and their affiliates as described in “Certain Relationships and Related Person Transactions.”

Management Succession Planning

The Nominating and Corporate Governance Committee may periodically review a succession plan relating to the CEO and other executives that report to the CEO that is developed by management. The succession plan will include, among other things, an assessment of the experience, performance and skills for possible successors to the CEO. The Nominating and Corporate Governance Committee will from time to time make recommendations to the Board with respect to the selection of individuals to occupy these positions.

Board and Committee Self-Evaluations

Our Board conducts an annual self-evaluation of itself and its committees to assess its effectiveness and identify opportunities for improvement. Our Board believes that this process supports continuous improvement and provides opportunities to strengthen Board and committee effectiveness.

Director Nomination Process

The Nominating and Corporate Governance Committee is responsible for reviewing the qualifications of potential director candidates and selecting or recommending for the Board’s selection those candidates to be nominated for election to the Board, subject to any obligations and procedures governing the nomination of directors to the Board set forth in our Investor Rights Agreement. The Nominating and Corporate Governance Committee may consider (a) minimum individual qualifications, including strength of character, mature judgment, familiarity with the Company’s business and industry, independence of thought and an ability to work collegially with the other members of the Board and (b) all other factors it considers appropriate, which may include all aspects of diversity, including diversity of age, gender, nationality, race, ethnicity, and sexual orientation, existing commitments to other businesses, potential conflicts of interest with other pursuits, legal considerations, corporate governance background, career experience, relevant technical skills or business acumen, and the size, composition and combined expertise of the existing Board. The Board monitors the mix of specific experience, qualifications and skills of its directors so that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure. Stockholders may also nominate directors for election at the Company’s annual stockholders meeting by following the provisions set forth in the Company’s bylaws, whose qualifications the Nominating and Corporate Governance Committee will consider.

Retirement Policy

The Board does not believe that there should be a fixed term or retirement age for directors, but will consider each director’s tenure and the average tenure of the Board when determining who to nominate for election at an upcoming stockholder meeting.

Director Independence

Under the rules of the New York Stock Exchange (“NYSE”), independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of NYSE require that, subject to specified exceptions, each member of a listed company’s

2022 | PROXY STATEMENT	19

CORPORATE GOVERNANCE

audit, compensation and nominating and corporate governance committees be independent. Under the rules of NYSE, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules of NYSE. Compensation Committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the rules of NYSE.

In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act and under the rules of NYSE, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

To be considered independent for purposes of Rule 10C-1 under the Exchange Act and under the rules of NYSE, the board of directors must affirmatively determine that the members of the Compensation Committee are independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a Compensation Committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and (ii) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

Our Board has determined that all of our non-employee directors meet the applicable criteria for independence established by NYSE. Stephan Scholl does not qualify as independent under the NYSE Rules due to his employment as our CEO. In arriving at the foregoing independence determinations, the Board reviewed and discussed information provided by the directors with regard to each director’s business and personal activities and any relationships they have with us and our management.

Committees of the Board; Committee Appointments

The Board has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The composition and responsibilities of each of the committees of the Board is described below.

	AUDIT COMMITTEE	COMPENSATION COMMITTEE	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

William P. Foley, II

Daniel S. Henson

David N. Kestnbaum

Richard N. Massey

Erika Meinhardt

Regina M. Paolillo

Peter F. Wallace

    Chairperson of the Board                 Committee Chair                  Committee Member

The Audit Committee’s members are Regina M. Paolillo (Chair), Daniel S. Henson, and Erika Meinhardt. The Compensation Committee’s members are Richard N. Massey (Chair), Daniel S. Henson and Peter F. Wallace. The Nominating and Corporate Governance Committee’s members are Daniel S. Henson (Chair), William P. Foley, II and Regina M. Paolillo. David N. Kestnbaum was appointed to serve as a member of the Audit Committee following the closing of the Business Combination. Mr. Kestnbaum stepped down from the Audit Committee in March 2022 and Mr. Henson was appointed to the Audit Committee in his place. Members will serve on these committees until their resignation or until as otherwise determined by the Board.

20	2022 | PROXY STATEMENT

CORPORATE GOVERNANCE

Audit Committee

All members of the Audit Committee have been determined to be “independent” under SEC rules and NYSE listing standards applicable to boards of directors in general and audit committees in particular, and each member is also financially literate under NYSE listing standards. Additionally, Regina M. Paolillo qualifies as an “audit committee financial expert” as defined in applicable SEC rules. The Company’s Audit Committee is responsible for, among other things:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit the Company’s financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•

discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent registered public accounting firm, the Company’s interim and year-end financial statements;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing and overseeing the Company’s policies on risk assessment and risk management, including enterprise risk management;

•	reviewing the adequacy and effectiveness of internal control policies and procedures and the Company’s disclosure controls and procedures;

•	reviewing the Company’s cybersecurity program and controls; and

•

approving or, as required, pre-approving, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

The Board has adopted a written charter for the Audit Committee, which is available on the Company’s website at investor.alight.com.

Compensation Committee

All members of the Compensation Committee have been determined to be “independent” under SEC rules and NYSE listing standards applicable to boards of directors in general and compensation committees in particular. The Company’s Compensation Committee is responsible for, among other things:

•	reviewing, approving and determining the compensation of the Company’s officers and key employees;

•	reviewing, approving and determining compensation and benefits, including equity awards, to directors for service on the Board or any committee thereof;

•	administering the Company’s equity compensation plans;

•	reviewing, approving and making recommendations to the Board regarding incentive compensation and equity compensation plans;

•	considering the risks arising from the Company’s compensation policies and practices;

•	establishing and reviewing general policies relating to compensation and benefits of the Company’s employees.

The Board has adopted a written charter for the Compensation Committee, which is available on the Company’s website at investor.alight.com.

2022 | PROXY STATEMENT	21

CORPORATE GOVERNANCE

Nominating and Corporate Governance Committee

All members of the Nominating and Corporate Committee have been determined to be “independent”. The Nominating and Corporate Governance Committee is responsible for, among other things:

•	identifying, evaluating and selecting, or making recommendations to the Board regarding, nominees for election to the Board and its committees;

•	evaluating the performance of the Board and of individual directors;

•	considering, and making recommendations to the Board regarding the composition of the Board and its committees;

•	overseeing succession planning for management;

•	reviewing developments in corporate governance practices, including related to environmental, social and governance matters;

•	evaluating the adequacy of the corporate governance practices and reporting; and

•	developing, and making recommendations to the Board regarding, corporate governance guidelines and matters.

The Board has adopted a written charter for the Nominating and Corporate Governance Committee, which is available on the Company’s website at investor.alight.com.

Board and Committee Meetings; Attendance

Directors are encouraged to attend our annual meetings of stockholders and we expect that each of our Directors will be present at our 2022 Annual Meeting, which will be our first annual meeting of stockholders as a public company. During the year ended December 31, 2021, the Board held four meetings, the Audit Committee held four meetings, the Compensation committee met twice and the Nominating and Corporate Governance Committee met twice. In 2021, all of our directors attended at least 75% of the meetings of the Board and committees during the time in which he or she served as a member of the Board or such committee.

The Board’s Role in Risk Oversight

The Board directs and oversees the management of the business and affairs of the Company in a manner consistent with the best interests of the Company and its stockholders, with a view to enhancing long-term stockholder value. The Board’s responsibility is one of oversight, and in performing its oversight role, the Board serves as the ultimate decision-making body of the Company, except for those matters reserved for or shared with the Company’s stockholders, including any applicable terms of the Investor Rights Agreement. The Board selects and oversees the members of senior management, who are charged by the Board with conducting the business of the Company. The Board exercises direct oversight of strategic risks to the Company in regular coordination with the Company’s management. The Audit Committee reviews guidelines and policies governing the process by which senior management assesses and manages the Company’s exposure to risk, including the Company’s major financial and operational risk exposures and the steps management takes to monitor and control such exposures. The Compensation Committee oversees risks relating to the Company’s compensation policies and practices. The Nominating and Corporate Governance Committee assists the Board by overseeing and evaluating programs and risks associated with Board organization, membership and structure and corporate governance. Each committee is charged with risk oversight and reports to the Board on those matters.

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CORPORATE GOVERNANCE

Environmental, Social, and Governance (ESG)

We recognize the importance of environmental, social, and governance (“ESG”) factors and believe that it is woven into our culture at Alight. Our Alight Worklife® platform and the way we deliver to our clients and their employees gives us the unique opportunity to empower workers and their families to make confident decisions around their health, wealth and wellbeing.

In 2021, we focused on creating an ESG charter and governance structure that reflects our public company status and our place in the human capital landscape. While the full Board has ultimate responsibility for ESG matters that impact our business, the Nominating and Corporate Governance Committee exercises primary Board oversight of ESG risk management, strategy, initiatives, and policies. Our ESG Committee of cross-functional leaders across the Alight management team drives our ESG strategy development and implementation. It is led by our General Counsel and Corporate Secretary, who has primary responsibility for corporate governance, the legal and compliance function, and risk management. In addition to creating our governance structure, we analyzed our business and identified relevant ESG factors using leading ESG and sustainability frameworks and guiding principles, such as the Sustainability Accounting Standards Board (SASB) and the U.N. Sustainable Development Goals (SDGs). In 2022, and beyond, we will continue to evolve our ESG program in a manner that helps create long term value for our stockholders, employees, clients, communities, and other stakeholders.

The Board’s Role in Human Capital Management and Talent Development

Our Board plays an integral role in human capital management by ensuring that Alight has a strong, performance-driven senior management team in place. In connection with this responsibility, our Board oversees the development and retention of senior talent to ensure that an appropriate succession plan is in place for our CEO as well as the members of the Company’s executive leadership team that directly report to our CEO.

Through regular reviews, the Board is actively engaged and involved in executive officer talent management and provides input on important decisions in this area. High potential leaders are considered for additional leadership roles and developmental opportunities needed to prepare them for greater responsibilities. We are focused on building a diverse and inclusive workforce to support a culture of openness and innovation at Alight, so we regularly assess with the Board the talent pool of candidates just below the executive leadership team level to maintain a robust and diverse talent pipeline.

While our Compensation Committee has the primary responsibility to develop succession plans for the CEO position, it regularly reports to the Board and decisions are made at the Board level. In connection with this responsibility for developing succession plans, our Board reviews, at least annually, the short, medium and long-term succession plans for the Company’s senior management, including the CEO. This annual review also includes a review of the Company’s broader human capital management practices around culture, engagement, and diversity and inclusion.

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CORPORATE GOVERNANCE

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of shares of Alight’s Class A common stock and Class V common stock as of March 21, 2022 by:

•	each of Alight’s named executive officers and directors;

•	all executive officers and directors of Alight as a group; and

•	each person known by Alight to be the beneficial owner of more than 5% of the shares of any class of Alight’s Common Stock.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The percentage of beneficial ownership of shares of Alight’s Common Stock is calculated based on the following outstanding shares as of March 21, 2022: (i) an aggregate of 465,211,609 shares of Class A common stock and (ii) an aggregate of 76,220,431 shares of Class V common stock.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Unless otherwise noted, the business address of each of the following entities or individuals is 4 Overlook Point, Lincolnshire, Illinois 60069.

BENEFICIAL OWNERSHIP AS OF MARCH 21, 2022
NAME	SHARES OF CLASS A COMMON STOCK	% OF CLASS A COMMON STOCK	SHARES OF CLASS V COMMON STOCK	% OF CLASS V COMMON STOCK	% OF TOTAL VOTING POWER

Directors and Named Executive Officers

William P. Foley, II(1)	14,696,532	3.2%	—	—	2.7%

Richard N. Massey	352,126	*	—	—	*

Erika Meinhardt(2)	13,797	*	—	—	*

Regina M. Paolillo	4,913	*	—	—	*

Peter F. Wallace	—	—	—	—	—

David N. Kestnbaum	—	—	—	—	—

Daniel S. Henson	606,083	*	42,121	*	*

Stephan D. Scholl	3,977,145	*	—	—	*

Katie J. Rooney	669,018	*	69,620	*	*

Cathinka E. Wahlstrom	105,871	*	—	—	*

Cesar Jelvez	105,436	*	—	—	*

Gregory R. Goff	105,567	*	—	—	*

Colin F. Brennan**	273,240	*	56,422	*	*

All Directors and Executive Officers as a Group (16 persons)	21,151,053	4.5%	282,697	*	4.0%

5% Holders

Blackstone Inc.(3)	54,833,898	11.8%	54,681,071	71.7%	20.2%

Platinum Falcon B 2018 RSC Ltd.(4)	33,695,209	7.2%	—	—	6.2%

Jasmine Ventures Pte. Ltd.(5)	33,695,209	7.2%	—	—	6.2%

New Mountain Partners(6)	11,682,932	2.5%	18,644,291	24.5%	5.6%

Cannae Holdings, Inc.(7)	52,477,062	11.3%	—	—	9.7%

FPR Partners, LLC(8)	24,138,960	5.2%	—	—	4.5%

24	2022 | PROXY STATEMENT

CORPORATE GOVERNANCE

* Percentage owned is less than 1.0%

** Mr. Brennan ceased to be an executive officer in December 2021.

(1) Consists of 1,116,981 shares of Class A common stock held directly by William P. Foley, II; 171,878 shares of Class A common stock held directly by Trasimene Capital FT, LLC (“Trasimene GP”), 7,366,204 shares of Class A common stock held directly by Bilcar FT, LP (“Bilcar”) and 6,041,469 shares of Class A common stock held directly by Trasimene Capital Management, LLC (“Trasimene Capital Management”). William P. Foley, II is the sole member of Bilcar FT, LLC (“Bilcar FT”), which, in turn, is the sole general partner of Bilcar. William P. Foley, II is the managing member of Trasimene Capital Management. William P. Foley, II is also the sole member of Trasimene GP. Because of the relationships between William P. Foley, II and Bilcar, Bilcar FT, LLC, Trasimene Capital Management and Trasimene GP, William P. Foley, II may be deemed to beneficially own the securities reported herein to the extent of his pecuniary interests. William P. Foley, II disclaims beneficial ownership of the securities reported herein, except to the extent of his pecuniary interest therein, if any. Mr. Foley and the entities referred to in this footnote are sometimes referred to collectively herein as “Foley.”

(2) Consists of 3,797 shares of Class A common stock held by Erika Meinhardt and 10,000 shares of Class A common stock held by a trust of which Erika Meinhardt is the trustee.

(3) Reflects 54,733,898 shares of Class A common stock held by Blackstone Capital Partners VII (IPO) NQ L.P.; 88,505 shares of Class A common stock and 48,395,456 shares of Class V common stock directly held by Blackstone Capital Partners VII NQ L.P.; 332 shares of Class A common stock and 181,572 shares of Class V common stock directly held by BCP VII SBS Holdings L.L.C.; 957 shares of Class A common stock and 523,291 shares of Class V common stock directly held by Blackstone Family Investment Partnership VII – ESC NQ L.P.; and 10,206 shares of Class A common stock and 5,580,752 shares of Class V common stock directly held by BTAS NQ Holdings L.L.C. (collectively, the “Blackstone Funds”).

The general partner of each of Blackstone Capital Partners VII (IPO) NQ L.P. and Blackstone Capital Partners VII NQ L.P. is Blackstone Management Associates VII NQ L.L.C., the sole member of which is BMA VII NQ L.L.C., the managing member of which is Blackstone Holdings II L.P.

The sole member of BCP VII SBS Holdings L.L.C. is Blackstone Side-by-Side Umbrella Partnership L.P., the general partner of which is Blackstone Side-by-Side Umbrella GP L.L.C., the sole member of which is Blackstone Holdings III L.P., the general partner of which is Blackstone Holdings III GP L.P., the general partner of which is Blackstone Holdings III GP Management L.L.C.

The general partner of Blackstone Family Investment Partnership VII – ESC NQ L.P. is BCP VII Side-by-Side GP NQ L.L.C., the sole member of which is Blackstone Holdings II L.P.

The managing member of BTAS NQ Holdings L.L.C. is BTAS Associates-NQ L.L.C., the managing member of which is Blackstone Holdings II L.P.

The general partner of Blackstone Holdings II L.P. is Blackstone Holdings I/II GP L.L.C. Blackstone Inc. is the sole member of each of Blackstone Holdings I/II GP L.L.C. and Blackstone Holdings III GP Management L.L.C. Blackstone Group Management L.L.C. is the sole holder of the Series II Preferred Stock of Blackstone Inc. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

Each of the Blackstone entities described in this footnote and Stephen A. Schwarzman may be deemed to beneficially own the securities directly or indirectly controlled by such Blackstone entities or him, but each disclaims beneficial ownership of such securities. The address of Mr. Schwarzman and each of the other entities listed in this footnote is c/o Blackstone Inc., 345 Park Avenue, New York, New York 10154.

(4) The securities are directly held by Platinum Falcon B 2018 RSC Limited (“Platinum Falcon”), a limited liability company incorporated in the Abu Dhabi Global Market and a wholly owned subsidiary of the Abu Dhabi Investment Authority (“ADIA”), a public institution established by the Government of the Emirate of Abu Dhabi. By reason of its ownership of Platinum Falcon and pursuant to the rules and regulations of the SEC, ADIA may also be deemed to share investment and voting power over and, therefore, beneficial ownership of, the shares of Class A common stock held directly by Platinum Falcon. The address for ADIA is 211 Corniche Street, P.O. Box 3600, Abu Dhabi, United Arab Emirates and the address for Platinum Falcon B 2018 RSC Limited is Level 26, Al Khatem Tower, Abu Dhabi Global Market Square, Al Maryah Island, Abu Dhabi, United Arab Emirates.

(5) Jasmine Ventures Pte. Ltd. shares the power to vote and the power to dispose of the Class A common stock with GIC Special Investments Pte. Ltd., or GIC SI, and GIC Private Limited both of which are private limited companies incorporated in Singapore. GIC SI is wholly owned by GIC Private Limited and is the private equity investment arm of GIC Private Limited. GIC Private Limited is wholly owned by the Government of Singapore and was set up with the sole purpose of managing Singapore’s foreign reserves. The Government of Singapore disclaims beneficial ownership of these securities. The business address for Jasmine Ventures Pte. Ltd. is 168 Robinson Road, #37-01 Capital Tower, Singapore 068912. GIC SI and GIC Private Limited are sometimes referred to collectively herein as the “GIC Investors”.

(6) Consists of 100,000 shares of Class A common stock and 18,644,291 shares of Class V common stock directly held by New Mountain Partners IV (AIV-E), LP and 11,582,932 shares of Class A common stock directly held by New Mountain Partners IV (AIV-E2), LP. The general partner of both New Mountain Partners IV (AIV-E), L.P. and New Mountain Partners IV (AIV-E2), L.P. is New Mountain Investments IV, L.L.C. The manager of New Mountain Partners IV (AIV-E), L.P. and New Mountain Partners IV (AIV-E2), L.P. is New Mountain Capital, L.L.C. Steven B. Klinsky is the managing member of New Mountain Investments IV, L.L.C. The managing member of New Mountain Capital, L.L.C. is New Mountain Capital Group, L.P. The general partner of New Mountain Capital Group, L.P. is NM Holdings GP, L.L.C. Steven B. Klinsky is the managing member of NM Holdings GP, L.L.C. Each of the foregoing entities disclaim beneficial ownership of any additional shares of Class A common stock underlying such securities prior to the satisfaction of the vesting conditions thereof. The address of each of the foregoing entities is 1633 Broadway, 48th Floor, New York, NY 10019.

(7) Based on a Schedule 13D filed with the SEC on March 15, 2022, by Cannae Holdings, Inc. and Cannae Holdings, LLC. The reported shares of common stock consists of 48,273,325 shares of Class A common stock directly owned by Cannae Holdings, LLC and 4,203,737 shares of Class A common stock held by Cannae Funding, LLC, each a wholly owned subsidiary of Cannae Holdings, Inc. Cannae Holdings, LLC and Cannae Funding, LLC are wholly owned subsidiaries of Cannae Holdings, Inc. Each of Cannae Holdings, Inc. and Cannae Holdings, LLC expressly disclaims beneficial ownership of any securities reported herein except to the extent such entity actually exercises voting or dispositive power with respect to such securities. The address for Cannae Holdings, Inc. is 1701 Village Center Circle, Las Vegas, Nevada 89134.

(8) Based on a Schedule 13G filed with the SEC on February 14, 2022, by and on behalf of FPR Partners, LLC, Andrew Raab, and Bob Peck. The reported shares of Class A common stock are held directly by certain limited partnerships, collectively. FPR acts as investment manager to the limited partnerships and may be deemed to indirectly beneficially own securities owned by the limited partnerships. Andrew Raab and Bob Peck are the Senior Managing Members of FPR and may be deemed to indirectly beneficially own securities owned by FPR and the limited partnerships. Each of FPR Partners, LLC, Andrew Raab and Bob Peck disclaims beneficial ownership of the shares of Class A common stock except to the extent of their respective pecuniary interest therein. The address for FPR Partners, LLC is 199 Fremont Street, Suite 2500, San Francisco, CA 94105.

Delinquent Section 16(a) Reports

Pursuant to Section 16(a) of the Exchange Act, the Company’s directors and executive officers, and any persons holding more than 10% of its Common Stock, are required to report their beneficial ownership and any changes therein to the SEC and the Company. Specific due dates for those reports have been established, and the Company is required to report in this proxy statement any failure to file such reports by those due dates. Based solely on the Company’s review of the copies of Forms 3, 4 and 5 furnished to us and written representations by such persons, the Company believes that during the fiscal year ended December 31, 2021, all Section 16(a) filing requirements applicable to such persons were met in a timely manner, with the exception of a Form 3 filing for Cathinka E. Wahlstrom, two Form 4 filings for Richard N. Massey regarding three transactions, and a Form 4 filing for Stephen Scholl regarding two transactions, as each such filing was made after the applicable deadline.

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Certain Relationships and

Related Person Transactions

Policy Regarding Transactions with Related Persons

The Company has adopted a formal written policy (the “Policy”) setting forth policies and procedures for the review and approval or ratification of “related party transactions,” which are those transactions required to be disclosed pursuant to Item 404 of Regulation S-K as promulgated by the SEC. Our related party transaction policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) promptly disclose to our General Counsel any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we are to be a participant and where the amount involved exceeds $120,000 and in which any related party had or will have a direct or indirect material interest) and all material facts with respect thereto.

Because the Company operates primarily in the business-to-business market and several institutional investors are related parties by virtue of owning more than 5% of the Company’s Common Stock and also own 10% or greater of a number of other firms, corporations or other entities, potential related party transactions may arise in the ordinary course of the Company’s business. In order to streamline the review and approval process, the Policy provides that if the General Counsel determines it is impractical or undesirable to wait until the next Audit Committee meeting to consummate a Related Party Transaction, the chairperson of the Audit Committee may review and approve such transactions in accordance with the guidelines set out in the Policy, and then report all such approvals at the next regularly scheduled Audit Committee meeting.

Once a potential related party transaction has been reported, our General Counsel will then promptly communicate that information to the Audit Committee or the chairperson of the Audit Committee, as applicable. At its meetings, the Audit Committee shall be provided with the details of each of the new proposed and approved related party transactions, including the terms of the transaction, any contractual restrictions that the Company has already committed to, the business purpose of the proposed transaction and the benefits of the proposed transaction to the Company and to the relevant related party. Any member of the committee who has an interest in the related party transaction under review by the committee will be required to abstain from voting on the approval of the related party transaction, but may, if so requested by the chairman of the committee, participate in some or all of the committee’s discussions of the related party transaction. Upon completion of its review of the related party transaction, the committee may determine to permit or to prohibit the related party transaction.

Additionally, beginning in 2019, all members of the Executive Leadership Team (ELT) and certain other senior leaders have received training regarding conflicts of interest and the process for management to proactively provide updates to the Company’s legal and corporate compliance functions regarding any changes in their related party relationships. Additionally, all newly appointed executive officers and key leaders receive conflict of interest training and any disclosed conflicts are documented accordingly.

Indemnification of Directors and Officers

The Company Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL. In addition, the Company Charter provides that our directors will not be liable for monetary damages for breach of fiduciary duty to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”).

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There is no material pending litigation or proceeding naming any of Alight’s directors or officers for which indemnification is currently being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Support and Services Agreement

In connection with the closing of Alight’s separation from Aon, Alight Holdings entered into a support and services agreement with Blackstone Management Partners L.L.C. (“BMP”), an affiliate of Blackstone. Under the support and services agreement, Alight engaged BMP to arrange for Blackstone’s portfolio operations group to provide support services customarily provided by Blackstone’s portfolio operations group to Blackstone’s private equity portfolio companies of a type and amount determined by such portfolio services group to be warranted and appropriate. In addition, pursuant to the support and services agreement, Blackstone, without discrete compensation, actively monitors the operations of Alight and evaluates strategic transactions and other initiatives that Blackstone views as potentially beneficial for Alight. Alight pays or reimburses BMP and its affiliates for out-of-pocket costs and expenses incurred by BMP and its affiliates and is required to indemnify BMP and its affiliates and related parties, in each case, in connection with the provision of such services under the support and services agreement.

The support and services agreement contemplates that Blackstone’s group purchasing program is available to Alight and that in the event Alight hires a financial advisor, consultant, investment banker or any similar advisor in connection with any acquisition, divestiture, disposition, merger, consolidation, restructuring, refinancing, recapitalization, issuance of private or public debt or equity securities (including, without limitation, an initial public offering of equity securities), financing or similar transaction, the parties will negotiate in good faith to agree upon appropriate services, compensation, indemnification and other terms upon which BMP or its affiliates would be hired for such services, provided that Alight is not obligated to hire BMP or its affiliates for such services.

The Business Combination

On July 2, 2021 (the “Closing Date”), FTAC completed the business combination (the “Business Combination”) with Alight Holdings contemplated by the Business Combination Agreement (as amended and restated as of April 29, 2021) between FTAC, Alight Holdings and other interested parties (the “Business Combination Agreement”). On the Closing Date, pursuant to the Business Combination Agreement, FTAC became a wholly owned subsidiary of Alight, Inc. and was renamed Alight Group, Inc. As a result of the Business Combination, and by virtue of such series of mergers and related transactions, the combined company is now organized in an “Up-C” structure, in which substantially all of the assets and business of Alight are held by Alight Holdings, of which Alight is the managing member pursuant to the terms of the Alight Holdings Operating Agreement (as defined below) that went into effect upon the completion of the Business Combination. As a result of the Business Combination, Alight owns approximately 85% of the economic interest in Alight Holdings, but has 100% of the voting power and controls the management of Alight Holdings.

Arrangements Involving Other Stockholders that Beneficially Own More than 5% of Any Class of Stock

Transactions with 5% Holders

During the fiscal year ended December 31, 2021, we recognized revenue of approximately $0.8 million for providing professional services to Blackstone. During the fiscal year ended December 31, 2021, we paid Blackstone Securities Partners L.P. and Trasimene Capital Management, LLC each $0.4 million in fees for acting as Co-Managers on the refinancing of our credit agreement.

In addition, in connection with the Business Combination, we paid $1.2 million to Blackstone, $0.1 million to Tempo Blocker 1 (as defined below) and Tempo Blocker 2 (as defined below), $0.5 million to ADIA, $0.1 million to the New Mountain Investors, $0.6 million to the GIC Investors and $17.1 million to entities affiliated with Foley and Cannae. The GIC Investors and ADIA are

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

among equity holders in each of Tempo Blocker 1 and Tempo Blocker 2. Such amounts reimbursed the relevant parties for fees and expenses, including fees and expenses of legal counsel, pursuant to the Transaction Agreements.

Transactions with Portfolio Companies

Certain of our stockholders that beneficially own more than 5% of any class of our Common Stock and their respective affiliates are institutional investors and have ownership interests in a broad range of companies. We have entered, and may in the future enter, into commercial transactions in the ordinary course of our business with some of these companies, including the sale of products and services and the purchase of products and services. None of these transactions or arrangements has been or is expected to be material to Alight. During the fiscal year ended December 31, 2021, we recognized revenue of approximately $30.0 million, $1.7 million, $3.8 million, and an immaterial amount for services we provided to entities affiliated with Blackstone, the New Mountain Investors, the GIC Investors, and Foley, respectively. During the same period, we paid approximately $25.5 million, $0.2 million, an immaterial amount, and $0.5 million, for products and services we received from entities affiliated with Blackstone, the New Mountain Investors, the GIC Investors, and Foley, respectively.

Post-Business Combination Arrangements

We entered into certain agreements with certain of our pre-Business Combination investors in connection with the closing of the Business Combination The agreements described in this section are qualified in their entirety by reference to the full text of such agreements, which have been filed as exhibits to our annual report on Form 10-K. These agreements include:

•	Second Amended and Restated Limited Liability Company Agreement of Alight Holdings (see the section below entitled “The Alight Holdings Operating Agreement”);

•	Tax Receivable Agreement (see the section below entitled “Tax Receivable Agreement”);

•	Investor Rights Agreement (see the section below entitled “Investor Rights Agreement”); and

•	Registration Rights Agreement (see the section below entitled “Registration Rights Agreement”).

The Alight Holdings Operating Agreement

Concurrently with the completion of the Business Combination, the existing amended and restated limited liability company agreement of Alight Holdings was amended and restated in its entirety to become the Second Amended and Restated Limited Liability Company Agreement of Alight Holdings, dated as of July 2, 2021, by and among Alight Holdings, the Company, certain subsidiaries of the Company and the other members of Alight Holdings, and was amended further pursuant to the First Amendment to Second Amended and Restated Limited Liability Company Agreement of Alight Holdings, dated as of December 1, 2021, by and between Alight, Inc., Bilcar FT, LP, Trasimene Capital FT, LP and Alight Holdings.

Tax Receivable Agreement

Concurrently with the completion of the Business Combination, the Company entered into a tax receivable agreement (the “Tax Receivable Agreement”) with FTAC, Alight Holdings, and certain of the former direct and indirect equityholders of Alight Holdings, including the shareholders former equity holders of Tempo Blocker I, LLC, a Delaware limited liability company (“Tempo Blocker 1”), Tempo Blocker II, LLC, a Delaware limited liability company (“Tempo Blocker 2”), Blackstone Tempo Feeder Fund VII, L.P., a Delaware limited partnership (“Tempo Blocker 3”), and New Mountain Partners IV Special (AIV-E), LP, a Delaware limited partnership (“Tempo Blocker 4” and, together with Tempo Blocker 1, Tempo Blocker 2 and Tempo Blocker 3, the “Tempo Blockers”) the Tempo Blockers (such equityholders, together with the Company, the “TRA Parties”) and Blackstone Capital Partners VII NQ L.P., as the representative of the TRA Parties (“the TRA Party Representative”), in substantially the form attached as Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the SEC on July 12, 2021. The Tax Receivable Agreement

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provides for the payment by the Company to such TRA Parties of 85% of the benefits, if any, that the Company is deemed to realize (calculated using certain assumptions) as a result of (i) the Company’s direct and indirect allocable share of existing tax basis acquired in the Business Combination, (ii) increases in the Company’s allocable share of existing tax basis and tax basis adjustments that will increase the tax basis of the tangible and intangible assets of Alight Holdings as a result of the Business Combination and as a result of sales or exchanges of the limited liability company interests of Alight Holdings (the “Alight Holdings Units”) for shares of Class A common stock after the Business Combination and (iii) the Company’s utilization of certain tax attributes of the Tempo Blockers (including the Tempo Blockers allocable share of existing tax basis), and of certain other tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. These increases in existing tax basis and tax basis adjustments generated over time may increase (for tax purposes) depreciation and amortization deductions and, therefore, may reduce the amount of tax that the Company would otherwise be required to pay in the future, although the Internal Revenue Service may challenge all or part of the validity of that tax basis, and a court could sustain such a challenge. Actual tax benefits realized by the Company may differ from tax benefits calculated under the Tax Receivable Agreement as a result of the use of certain assumptions in the Tax Receivable Agreement, including the use of an assumed weighted-average state and local income tax rate to calculate tax benefits. The payment obligation under the Tax Receivable Agreement is an obligation of the Company and not of Alight Holdings. While the amount of existing tax basis, the anticipated tax basis adjustments and the actual amount and utilization of tax attributes, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of exchanges of Alight Holdings Units for shares of Class A common stock, the applicable tax rate, the price of shares of our Class A common stock at the time of exchanges, the extent to which such exchanges are taxable and the amount and timing of our income, we expect that as a result of the size of the transfers and increases in the tax basis of the tangible and intangible assets of Alight Holdings and our possible utilization of tax attributes, including existing tax basis acquired at the time of the Business Combination, the payments that the Company may make under the Tax Receivable Agreement may be substantial. The payments under the Tax Receivable Agreement are not conditioned on the exchanging holders of Alight Holdings Units or other TRA Parties continuing to hold ownership interests in the Company or Alight Holdings. To the extent payments are due to the TRA Party Representative under the Tax Receivable Agreement, the payments are generally required to be made within ten business days after the tax benefit schedule (which sets forth the Company’s realized tax benefits covered by the Tax Receivable Agreement for the relevant taxable year) is finalized. The Company is required to deliver such a tax benefit schedule to the TRA Parties’ representative, for its review, within ninety calendar days after the due date (including extensions) of the Company’s federal corporate income tax return for the relevant taxable year.

Investor Rights Agreement

In connection with the closing of the Business Combination, on July 2, 2021, the Company, Trasimene Capital FT, LP, Bilcar, Cannae Holdings, LLC (“Cannae LLC”) and THL FTAC LLC (collectively with Trasimene Capital FT, LP, Bilcar and Cannae LLC, and together with their affiliated transferees, the “Sponsor Investors”), each of the funds and investment vehicles affiliated with Blackstone that holds equity interests in the Company or Alight Holdings following the completion of the Business Combination (collectively and together with their affiliated transferees, the “Blackstone Investors”), New Mountain Partners IV (AIV-E) L.P. and New Mountain Partners IV (AIV-E2) L.P. (collectively, the “New Mountain Investors”), Jasmine Ventures Pte. Ltd. and Platinum Falcon B 2018 RSC Limited (collectively with the Blackstone Investors and the New Mountain Investors, and together with each of their respective affiliated transferees, the “Existing Investors”) entered into an Investor Rights Agreement (the “Investor Rights Agreement”). Pursuant to terms of the Investor Rights Agreement, the Board is to be composed of no less than eight directors as follows: (i) three directors designated by the Sponsor Investors, (ii) three directors designated by the Blackstone Investors, (iii) one director jointly designated by the Sponsor Investors and the Blackstone Investors (who will be an independent director under applicable SEC and NYSE listing rules) and (iv) the CEO of the Company.

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Designation Rights

For so long as the Sponsor Investors beneficially own at least 50% of the Common Stock held by the Sponsor Investors on the Closing Date, the Sponsor Investors will retain the right to designate three directors and Cannae LLC (or, if Cannae LLC is no longer party to the Investor Rights Agreement, the applicable designator for the Sponsor Investors at such time) will retain the right to jointly with the Blackstone Investors, designate one director. If the Sponsor Investors hold less than 50% of the Common Stock held by the Sponsor Investors on the Closing Date, they will have the right to designate (1) if they collectively beneficially own at least 7.5% of the aggregate outstanding Common Stock, three directors, (2) if they collectively beneficially own at least 6.25% (but less than 7.5%) of the aggregate outstanding Common Stock, two directors; and (3) if the Sponsor Investors collectively beneficially own at least 2.5% (but less than 6.25%) of the aggregate outstanding Common Stock, one director. In addition, Cannae (or, if Cannae is no longer party to the Investor Rights Agreement, the applicable designator for the Sponsor Investors at such time) will have the right to jointly with the Blackstone Investors, designate one director, and to consent to any individual nominated for election to the Board seat initially occupied by the chief executive officer of the Company, for so long as the Sponsor Investors collectively beneficially own at least 7.5% of the aggregate outstanding Common Stock.

Additionally, for so long as the Blackstone Investors beneficially own at least 50% of the aggregate outstanding Common Stock held by the Blackstone Investors on the Closing Date, the Blackstone Investors will retain the right to designate three directors and the right to jointly with Cannae LLC designate one director. If the Blackstone Investors collectively beneficially own less than 50% of the aggregate outstanding Common Stock held by the Blackstone Investors on the Closing Date, the Blackstone Investors will have the right to designate (1) if the Blackstone Investors beneficially own at least 7.5% of the aggregate outstanding Common Stock, three directors, (2) if the Blackstone Investors beneficially own at least 6.25% (but less than 7.5%) of the aggregate outstanding Common Stock, then two directors and (3) if the Blackstone Investors beneficially own at least 2.5% (but less than 6.25%) of the aggregate outstanding Common Stock, then the Blackstone Investors are entitled to appoint one director. In addition, for so long as the Blackstone Investors beneficially own at least 7.5% of the aggregate outstanding Common Stock, then the Blackstone Investors will remain entitled to jointly with Cannae LLC (or the replacement Sponsor Investor designator) designate one director and to consent to any individual nominated for election to the Board seat initially occupied by the chief executive officer of the Company.

Under the Investor Rights Agreement, any director that has been designated by the Blackstone Investors or the Sponsor Investors may only be removed with the consent of such investor, and the Blackstone Investors and Sponsor Investors (or, if applicable, the joint designator) will be entitled to appoint replacement designees in the event a vacancy is created with respect to one of their designees.

The Company has agreed to include the applicable designees in its slate of nominees for election at any stockholder meetings and to use reasonable best efforts to cause each designee to be elected. Each of the Sponsor Investors and the Existing Investors agreed with the Company that it would vote in favor of the Board’s slate of nominees.

Registration Rights Agreement

In connection with the Business Combination, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”), dated as of July 2, 2021, with the Sponsor Investors, the Blackstone Investors, and the other Existing Investors (collectively, the “RRA Parties”). Pursuant to the Registration Rights Agreement, the Company, filed a Registration Statement to permit the public resale of all the registrable securities held by the RRA Parties from time to time as permitted by Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) with the SEC on August 23, 2021. In addition, upon the demand of any such RRA Party, the Company will be required to facilitate a non-shelf registered offering of shares of Class A common stock requested by such RRA Party to be included in such offering. Any demanded non-shelf registered offering may, at the Company’s

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option, include shares of the Class A common stock to be sold by the Company for its own account and will also include registrable shares to be sold by holders that exercise their related piggyback rights in accordance with the Registration Rights Agreement. Within 90 days after receipt of a demand for such registration, the Company will be required to use its reasonable best efforts to file a registration statement relating to such demand. In certain circumstances, the RRA Parties will be entitled to piggyback registration rights in connection with the demand of a non-shelf registered offering.

In addition, the Registration Rights Agreement entitles the RRA Parties to demand and be included in a shelf registration when the Company is eligible to sell its shares of Class A common stock in a secondary offering on a delayed or continuous basis in accordance with Rule 415 of the Securities Act.

The Registration Rights Agreement also provides that the Company will pay certain expenses relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act.

Director Compensation

William P. Foley, II, Daniel S. Henson, Richard N. Massey, Erika Meinhardt, and Regina M. Paolillo received compensation for the year ended December 31, 2021. Employee directors and directors employed by Blackstone receive no additional compensation for serving on the Board. However, all directors are reimbursed for their reasonable out-of-pocket expenses related to their service as a member of the Board.

Description of Director Compensation.

With respect to Fiscal 2021 and following the Business Combination, the compensation program for non-employee directors (other than directors affiliated with Blackstone) consisted of the following:

COMPENSATION TYPE	ANNUAL AMOUNT

Chairman of the Board annual cash retainer	$500,000

Board member annual equity grant(1)	$300,000

Board member annual cash retainer(2)	$70,000

Committee chair annual cash retainer	$30,000 Audit Committee $20,000 other committees

Committee member annual cash retainer	$15,000 Audit Committee $10,000 other committees

(1) In connection with the closing of the Business Combination, the Chairman of the Board, Mr. Foley, received a one-time initial equity grant with a total value of $5,000,000, instead of the Board member annual equity grant.

(2) For the avoidance of doubt, the Board member annual cash retainer is not paid to the Chairman.

Cash retainers are paid on a quarterly basis. Non-employee directors can elect to receive fully vested shares of the Company Class A common stock in lieu of cash payment or split such quarterly payments into designated percentages of cash and shares of the Company Class A common stock.

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DIRECTOR COMPENSATION

Equity Ownership Guidelines

The Compensation Committee maintains equity ownership guidelines to promote substantial equity ownership by the Board and align their interests with the interests of our long-term stockholders. Each non-employee Director who receives compensation for their service on the Board is required to own equity equal to a multiple of their retainer, reflecting such Director’s role and level of responsibility. Directors who have not yet met their equity ownership requirements are required to retain 100% of their after-tax shares until the share ownership requirement is met. Directors have five years to meet their ownership requirements after becoming a Director.

TITLE/POSITION	STOCK OWNERSHIP REQUIREMENT

Chairperson of the Board	10x Retainer

All Other Non-Employee Directors	5x Retainer

Director Compensation for 2021

The following table provides summary information concerning the compensation of our directors, other than our employee directors, for the year ended December 31, 2021.

NAME(1)	FEES EARNED OR PAID IN CASH(2)	STOCK AWARDS(3)	ALL OTHER COMPENSATION	TOTAL

Andrew Appel	$50,758	$310,123	—	$360,880

Dinesh Moorjani	$91,364	$156,313	—	$247,676

Bradley M. Fluegel	$50,758	$156,313	—	$207,070

Kathryn J. Hayley	$50,758	$156,313	—	$207,070

John R. Murphy, Jr.	$63,447	$26,260	—	$89,707

William P. Foley, II	$253,614	$6,320,000	—	$6,573,614

Daniel S. Henson	$202,001	$13,764,098	—	$13,966,099

Regina M. Paolillo	$54,701	$379,200	—	$433,901

Richard N. Massey	$44,755	$379,200	—	$423,955

Erika Meinhardt	$42,269	$379,200	—	$421,469

(1) As of July 2, 2021, our new non-employee directors were Mr. Foley, Mr. Henson, Ms. Paolillo, Mr. Massey and Ms. Meinhardt. Mr. Appel, Mr. Moorjani, Mr. Fluegel, Ms. Hayley, and Mr. Murphy no longer served on the Board of Directors effective July 2, 2021. Mr. Henson was re-elected to serve on the Board of Directors on July 2, 2021.

(2) Amounts reported represent annual cash retainers and Committee fees paid to our non-employee directors for Fiscal 2021. Mr. Appel, Mr. Moorjani, Mr. Fluegel, Ms. Hayley and Mr. Murphy’s compensation is pro-rated through July 2, 2021, their last day on the Board of Directors. Ms. Paolillo, Mr. Massey and Ms. Meinhardt elected to receive 100% of their pro-rated annual cash retainers in the form of unrestricted shares of the Company Class A common stock paid in Q3 and Q4 2021. Mr. Foley elected to receive 60% of his pro-rated annual cash retainer in the form of unrestricted shares of the Company Class A common stock and 40% in cash. Mr. Henson elected to receive 100% of his pro-rated annual cash retainer in the form of cash paid in Q3 and Q4 2021.

(3) Amounts reported represent the aggregate Grant Date fair value of time-vested RSU (and time-vested and performance-vested RSU awards for Mr. Foley) awards granted to our non-employee directors in Fiscal 2021, calculated in accordance with FASB ASC Topic 718. Additionally, amounts shown for Mr. Appel, Mr. Moorjani, Mr. Fluegel, Ms. Hayley, Mr. Murphy, and Mr. Henson include the incremental fair value resulting from the conversion of unvested Company Class B Units to the converted shares of the Company Class A common stock on July 2, 2021. Pursuant to accounting guidance prescribed under FASB ASC Topic 718, the conversion resulted in a grant modification that caused incremental fair value determined by comparing the aggregate fair value of the outstanding awards immediately before and after the modification. The incremental fair values attributable to the conversion of the unvested Company Class B Units are as follows: Mr. Appel, $310,123; each of Mr. Moorjani, Mr. Fluegel and Ms. Hayley, $156,313; Mr. Murphy, $26,260; and Mr. Henson, $13,384,898. The Grant Date fair value with respect to the time-vested and performance-vested RSUs is calculated by multiplying the number of shares subject to the RSUs by $12.64, the average opening and closing of the Company Class A common stock on September 10, 2021 (“Grant Date”). The time-vested RSUs vest on July 2, 2022 (other than with respect to the time-vested RSUs granted to Mr. Foley), subject to the director’s continued active service with Alight through the vesting date, except in the case of death, disability, termination within six months prior to a change-in-control or within eighteen months following a change-in-control, and certain involuntary terminations. For Mr. Foley, his time-vested RSUs (50%) vest ratably on each of December 31, 2021, December 31, 2022, and December 31, 2023, subject to his continued active service with Alight through the vesting date, except in the case of death, disability, termination within six months prior to a change-in-control or within eighteen months following a change-in-control, and certain involuntary terminations. Mr. Foley’s performance-vested RSUs (50%) are eligible to vest on the certification date within sixty (60) days following the end of the performance period (such performance period is January 1, 2021—December 31, 2023), subject to Company performance relative to pre-established performance goals and his continued active service with the Company through the certification date, except in the case of death, disability, termination within six months prior to a change-in-control or within eighteen months following a change-in-control, and certain involuntary terminations. As of December 31, 2021, the number of outstanding RSUs held by our non-employee directors was as follows: 30,000 time-vested RSUs held by each of Mr. Henson, Ms. Paolillo, Mr. Massey and Ms. Meinhardt. As of December 31, 2021, Mr. Foley held 166,667 time-vested RSUs and, assuming achievement of the performance metrics at target performance levels 250,000 performance-vested RSUs.

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Executive

Compensation

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis is intended to provide an understanding of our compensation philosophy, objectives and practices; our compensation setting process; the elements of our executive compensation program; and the compensation of each of the following individuals, who were our named executive officers (“NEOs”) for 2021:

•	Stephan D. Scholl, Chief Executive Officer (“CEO”)

•	Katie J. Rooney, Chief Financial Officer (“CFO”)

•	Gregory R. Goff, Chief Product and Technology Officer

•	Cesar Jelvez, Chief Customer Experience Officer

•	Cathinka E. Wahlstrom, President & Chief Commercial Officer

•	Colin F. Brennan, Chief Product Strategy and Services Officer*

*Mr. Brennan ceased to be an executive officer in December 2021.

Our compensation policies and programs are designed to support the achievement of our business plans by motivating, retaining and attracting exceptional talent. Our ability to compete effectively in the marketplace depends on the knowledge, capabilities and integrity of our leaders. Our compensation policies and programs help create a high-performance, outcome-driven and principled culture by holding leaders accountable for delivering results, developing our employees and exemplifying our core values. In addition, we believe our compensation policies and programs for leaders and employees are appropriately balanced, reinforcing short-term and long-term results, and as such would not drive behavior that would have an adverse effect on our business.

The Compensation Committee of our Board is responsible for overseeing our executive compensation practices. Each year, the Compensation Committee conducts a review of our compensation and benefits programs to assess whether the programs are aligned with our business strategies, the competitive practices of our peer companies and our stockholders’ interests.

Compensation Philosophy and Objectives

The three key objectives of our executive compensation programs are:

•	Attract, motivate, and retain high performing talent in an extremely competitive market;

•	Encourage and reward corporate and individual performance that creates and sustains stockholder value; and

•	Deliver competitive compensation for the achievement of annual and long-term results.

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EXECUTIVE COMPENSATION

To achieve our objectives, we have delivered executive compensation that focuses on:

•	Pay for Performance: a substantial portion of executive compensation is variable or “at risk” and directly linked to both Company and individual performance;

•	Competitive Market Practice: providing total compensation opportunities that are competitive with peers to attract and retain executives with exceptional levels of experience, skills and education;

•

Stockholder Alignment: aligning executives with the long-term interests of stockholders through equity-based compensation, “at-risk” compensation linked to challenging performance goals which promote long-term stockholder value, and stock ownership requirements; and

•	Retention: establishing multi-year vesting of performance-vested compensation such that an executive must remain with the Company to receive value from an award.

Policies and Practices for Establishing Compensation Packages

Elements of Compensation

The table below describes the generally applicable primary elements of our NEOs’ compensation for 2021.

COMPONENT	DESCRIPTION

Base Salary	Base salary comprises the smallest component of our NEOs’ compensation.

Annual Incentive Plan (“AIP”)

AIP is predominantly tied to fiscal year Company achievement of financial objectives.

• 80% of AIP payout is based on Company financial performance – namely, adjusted EBITDA, which is then further adjusted to exclude the impact of certain other items determined by our Compensation Committee to arrive at the measure for AIP (“Compensation EBITDA”), and revenue.

• 20% of AIP payout is based on individual objectives that may be either financial or non-financial and support our overall business strategy.

Long-Term Incentives (“LTI”)

LTI comprises the majority of our NEOs’ compensation.

• 50% of LTI is delivered in the form of performance-vested restricted stock units (“PRSUs”) that only vest if the Company meets pre-determined performance criteria. These performance criteria can include strategic financial metrics tied to our long-term business plan.

• 50% of LTI is delivered in the form of time-vested restricted stock units (“RSUs”) that vest over a three-year service period.

How We Make Compensation Decisions

As our executive compensation program evolves as a public company, it will reflect the belief that the amount earned by our NEOs must depend on achieving rigorous Company and individual performance objectives designed to enhance stockholder value. We have made and intend to continue to make changes to our executive compensation programs with the goal of aligning our programs with our executive compensation philosophy as a public company.

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Role of the Board and Management

Prior to our Business Combination, executive compensation and related decisions were made by our Board of Directors. In connection with the Business Combination, our Board of Directors established a Compensation Committee that assumed responsibility for the strategic oversight of our executive officer compensation and benefits programs. In the first quarter of the fiscal year, our CEO participated in discussions and deliberations with our Board regarding the determinations of annual cash incentive awards and any compensation adjustments for our executive officers other than for himself. Our Board took into consideration our CEO’s recommendations in their evaluation.

Role of the Compensation Committee

Following the Business Combination, the Compensation Committee assumed the Board’s role in reviewing and determining compensation of our NEOs for the remainder of the fiscal year. The Compensation Committee met in July and November of 2021.

Role of the Independent Compensation Consultant

In connection with the Business Combination, in 2021, our Board of Directors engaged Mercer (US) Inc. (the “Consultant”) as an independent compensation consultant to assist in evaluating the competitiveness of the Company’s executive compensation program and review the post-Business Combination annual cash incentive and long-term incentive award programs. In fiscal year 2021, in connection with the Business Combination, the Consultant performed and continues to perform, a variety of work, including but not limited to conducting a review of the competitiveness of our executive compensation program, re-evaluating our annual cash incentive plan design, and recommending a post- Business Combination long-term equity incentive award program and strategy.

Compensation Peer Group

The Compensation Committee, with assistance from the Consultant, developed a compensation peer group for 2021 (the “Peer Group”). The Peer Group incorporates publicly-traded companies that reflect a mix of professional services and technology-focused companies that we compete with for executive talent with industry-specific knowledge and experience. The Peer Group includes companies in the data processing and outsourcing services, application software and human resources and employment services sectors, as well as management and Board recommendations. Additionally, the Peer Group companies were selected to represent professional services and technology-focused companies with median revenues of $2.9 billion and a median market capitalization of $6.91 billion. While the Compensation Committee uses peer group market data percentiles as reference points in setting executive compensation, it does not target specific benchmark percentiles for any element of compensation or total direct compensation for the executive officers.

The following table sets forth the companies included in our Peer Group used to review executive compensation for 2021.

2021 COMPENSATION PEER GROUP

ASGN Incorporated	EPAM Systems, Inc.	TriNet Group, Inc.

Black Knight, Inc.	ExlService Holdings Inc.	TTEC Holdings, Inc.

Broadridge Financial Solutions	Genpact Limited	WEX Inc.

CACI International, Inc.	HealthEquity, Inc.	WNS (Holdings) Ltd.

Ceridian HCM Holding Inc.	Insperity, Inc.

Citrix Systems, Inc.	Paychex, Inc.

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EXECUTIVE COMPENSATION

Overview of 2021 Compensation

Base Salary

Our philosophy is to pay base salaries that are commensurate with the applicable NEO’s experience and expertise, taking into account, among other things, the recommendation of the Consultant and competitive market data for executives with similar roles and responsibilities. The Compensation Committee does not benchmark to a specific percentile within that data. The Compensation Committee reviews each NEO’s base salary annually considering market salary data, relative compensation within the executive group, an assessment of corporate performance, as well as individual performance of each NEO.

NAME	BASE SALARY AS OF DECEMBER 31, 2021	BASE SALARY AS OF DECEMBER 31, 2020

Stephan D. Scholl	$800,000	$800,000

Katie J. Rooney	$500,000	$500,000

Gregory R. Goff	$450,000	$450,000

Cesar Jelvez	$475,000	$475,000

Cathinka E. Wahlstrom[1]	$500,000	N/A

Colin F. Brennan	$450,000	$450,000

1. Ms. Wahlstrom joined the Company in January 2021.

Annual Incentive Plan

Our AIP provides our NEOs and other eligible employees an opportunity to share in any success that they help create by aligning annual incentive compensation with annual performance. The AIP encourages the achievement of our internal annual business goals and rewards attainment of those goals based on Company and individual performance as measured against those annual objectives. The alignment of the AIP with our internal annual business goals is intended to motivate all participants to achieve and exceed our annual performance objectives. The financial performance measures for fiscal year 2021, which represent 80% of the total AIP payout opportunity, are Compensation EBITDA and revenue, each as defined below. The remaining 20% is based on the assessment of individual performance. The table below describes the target AIP participation rate and potential AIP payout range for each named executive officer.

NAME	2021 TARGET AIP PARTICIPATION RATE AS A PERCENTAGE OF BASE SALARY	POTENTIAL AIP PAYOUT RANGE AS A PERCENTAGE OF TARGET AIP PARTICIPATION RATE

Stephan D. Scholl	200%	0-150%

Katie J. Rooney	100%	0-150%

Gregory R. Goff	75%	0-150%

Cesar Jelvez	75%	0-150%

Cathinka E. Wahlstrom	200%	0-150%

Colin F. Brennan	75%	0-150%

AIP Financial Performance Measures

Our priorities for fiscal year 2021 were to drive business growth and create stockholder value. Our 2021 performance measures were Compensation EBITDA and revenue. Adjusted EBITDA, a non-GAAP financial measure, is defined as earnings before interest, taxes, depreciation and intangible amortization adjusted for the impact of certain non-cash and other items that we do not consider in the evaluation of ongoing operational performance. The result may then be further adjusted to exclude the impact of certain other items determined by the Compensation Committee to arrive at Compensation EBITDA. Revenues are principally derived from fees paid by clients for services.

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We used these measures because we believe they are key drivers in increasing stockholder value and because every AIP participant can impact them in some way. Compensation EBITDA is used as an indicator of our earnings performance. Revenues are used as an indicator of our growth. These measures may change from time to time based on business priorities. The Board of Directors approved the minimum, target and maximum goals for each measure. The reward for meeting the AIP goals was set by the Board of Directors. The bonus percentage for threshold performance was 25% and maximum bonus percentage was 150% of the target participation rate.

The table below shows the fiscal year 2021 total Company performance goals at target for each of our performance measures and the actual fiscal year 2021 AIP Pool Funding. Actual results for Compensation EBITDA and revenue performance goals exceeded the target. However, the Compensation Committee approved adjustments to hold to planned AIP funding at 100% to support key investments into the business and to remove the unbudgeted net positive impact of acquisitions in the fourth quarter.

	TARGETS	ADJUSTED ACTUALS	ACHIEVEMENT (% OF TARGET)	ELEMENT FUNDING	WEIGHTING	ADJUSTED AIP POOL FUNDING

Compensation EBITDA	$662.0	$662.0	100%	100%	50%	50%

Revenue	$2,760.0	$2,760.0	100%	100%	50%	50%

						100%

AIP Individual Performance

As described above, individual performance represents 20% of the total AIP payout opportunity. After determining the funding level of the AIP, the Compensation Committee, with input from the CEO and Chief Human Resources Officer for all NEOs participating in the AIP except for the CEO, determines each NEO’s individual performance attainment based on an assessment of the named executive officer’s achievement of previously communicated individual goals. The CEO’s individual performance was evaluated by the Board of Directors. For 2021, the individual factors and other considerations included:

•	the achievement of performance objectives tied to Alight’s financial performance and overall business plan;

•	the accomplishment of Company transformation goals; and

•	qualitative leadership goals.

We do not use a formula to measure individual performance.

Notwithstanding the establishment of the performance components and the formula for determining the AIP award payment amounts, the Compensation Committee can exercise positive or negative discretion and award a greater or lesser amount to our named executive officers than the amount determined by the AIP award formula if, in the exercise of its business judgment, the Compensation Committee determines that a greater or lesser amount is warranted under the circumstances.

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EXECUTIVE COMPENSATION

Actual AIP Awards

Given the foregoing, for fiscal year 2021 the AIP funded at 100% of the originally targeted pool amount based on adjusted corporate performance. The AIP payout percentage represents the Company’s performance weighted at 80% and the assigned individual performance percentage based on the assessment of the CEO weighted at 20%, except for Mr. Scholl whose individual performance was assessed by the Board of Directors. Payout at 100% of target bonus for our named executive officers recognizes the extraordinary team efforts and leadership undertaken by such individuals to complete the Business Combination rather than highlight specific individual achievements. The table below shows the inputs used for the calculation of the actual bonus for fiscal year 2021 for each eligible named executive officer.

NAME	BASE SALARY	AIP TARGET	2021 AIP BONUS TARGET	AIP PAYOUT PERCENTAGE	2021 ACTUAL AIP BONUS

Stephan D. Scholl	$800,000	200%	$1,600,000	100%	$1,600,000

Katie J. Rooney	$500,000	100%	$500,000	100%	$500,000

Gregory R. Goff	$450,000	75%	$337,500	100%	$337,500

Cesar Jelvez	$475,000	75%	$356,250	100%	$356,250

Cathinka E. Wahlstrom	$500,000	200%	$1,000,000	100%	$1,000,000

Colin F. Brennan	$450,000	75%	$337,500	100%	$337,500

The 2021 AIP incentive awards were paid in March 2022 and such amounts are set forth in the Summary Compensation Table.

Long-Term Incentive Compensation

The Compensation Committee believes a large part of an executive’s compensation should be linked to long-term stockholder value creation as an incentive for sustained, profitable growth. Therefore, our long-term incentive awards for our NEOs are in the form of equity awards, both performance and time-vested, and provide reward opportunities competitive with those offered by companies in the Peer Group for similar jobs. Consistent with the other elements of compensation, the Compensation Committee does not target specific benchmark percentiles for long-term incentive awards for our NEOs and uses a number of factors in establishing the long-term incentive award levels for each individual, including a review of each individual’s accumulated vested and unvested awards, the current and potential realizable value over time using stock appreciation assumptions, vesting schedules, comparison of individual awards between executives and in relation to other compensation elements, market data, stockholder dilution and accounting expense. Should we deliver against our long-term goals, the long-term equity incentive awards become a significant portion of the total compensation of each executive. For more information on the 2021 long-term equity grants, see the 2021 Grants of Plan-Based Awards table. Stock-based awards have been made under our 2021 Omnibus Incentive Plan (the “2021 Plan”). The 2021 Plan enables the Compensation Committee to select from a variety of stock awards, including stock options, restricted stock, RSUs, and SARs.

LTI Target Levels

The LTI mix for our NEOs in 2021 (other than with respect to Ms. Wahlstrom, who received special sign-on equity grants as described below) was 50% RSUs and 50% PRSUs. The Compensation Committee chose this mix of equity-based awards to align the interests of NEOs to our stockholders.

Restricted Stock Units

RSUs granted in 2021 vest in three equal annual installments, subject to the continued employment of the applicable NEO. (See the table entitled “Outstanding Equity Awards at Fiscal 2021 Year-End” for details concerning the vesting schedule of the RSUs.)

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Performance-Vested RSUs

PRSUs granted in 2021 vest based on the achievement of pre-determined performance goals over a three–year performance period. (See the table entitled “Outstanding Equity Awards at Fiscal 2021 Year-End” for details concerning the vesting criteria for the PRSUs.) The key features of the 2021 PRSUs are described below:

•

PRSUs give the executive the right (subject to Compensation Committee discretion to reduce but not increase awards beyond the maximum opportunity) to vest in a number of RSUs based on achievement against performance goals over a three-year performance period. Actual shares that will vest, if any, will vary based on the achievement of the performance goals at the end of the three years. The three-year performance period was designed to discourage short-term risk taking and reinforce the link between the interests of our stockholders and our NEOs over the long term.

•

The number of PRSUs that would vest at the end of three years is based on the Company’s achievement of certain BPaaS bookings metrics, as determined by the Board and as measured on a cumulative basis over the three-year performance period covering fiscal year 2021 through fiscal year 2023. The potential payout range as a percentage of this portion of the target award was 0% to 250%.

•	If earned at target, 100% of the PRSUs would vest at the end of the three-year performance period.

The Board has the ability under the 2021 Plan to make adjustments in the method of calculating the attainment of performance goals for a performance period.

Retention LTI Awards

To drive the Company’s aggressive growth and performance strategy, the Compensation Committee determined that it was in the best interest of the Company and stockholders to motivate executives to achieve outperformance objectives. As a result, in September 2021 select executives and key employees received a one-time award of RSUs and PRSUs in addition to their target 2021 LTI award. The awards have the same terms and conditions as the RSUs and PRSUs described above, including the vesting schedule. It was intended that these awards would reward executives with pay for exceptional performance. (See the table entitled “Outstanding Equity Awards at Fiscal 2021 Year-End” for details concerning the 2021 awards.)

NAME	TARGET RSUs (#)	TARGET RSUs ($)	TARGET PRSUs (#)	TARGET PRSUs ($)	TOTAL TARGET AWARD VALUE ($)

Stephan D. Scholl	1,920,000	$24,268,800	1,920,000	$24,268,800	$48,537,600

Katie J. Rooney	375,000	$4,740,000	375,000	$4,740,000	$9,480,000

Gregory R. Goff	270,000	$3,412,800	270,000	$3,412,800	$6,825,600

Cesar Jelvez	285,000	$3,602,400	285,000	$3,602,400	$7,204,800

Colin F. Brennan	270,000	$3,412,800	270,000	$3,412,800	$6,825,600

Cathinka E. Wahlstrom Sign-On Equity Grant

In January 2021, in connection with the commencement of her employment with the Company, Ms. Wahlstrom was granted an award of Restricted Class A-1 units of Tempo Management, LLC (corresponding to Restricted Class A-1 units of Tempo Holding Company, LLC) which was subsequently converted into restricted shares of the Company Class A, Company Class B-1 and Company Class B-2 common stock in connection with the closing of the Company’s business combination on July 2, 2021. Approximately 39% of Ms. Wahlstrom’s restricted shares are subject to time-based vesting over a period of three years and approximately 61% of such restricted shares are subject to vesting conditions based on the achievement of certain multiple of invested capital measures linked to Blackstone investments in the Company. (See the table entitled “Outstanding Equity Awards at Fiscal 2021 Year-End” for details concerning the vesting criteria for Ms. Wahlstrom’s award.)

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EXECUTIVE COMPENSATION

Long-Term Incentive Grant Practices

We do not have any program, plan, or practice to time equity grants to take advantage of the release of material information.

Other Pay Practices

Securities Trading Policy; No Hedging or Pledging

Directors and executive officers must comply with our Securities Trading Policy and may not engage in any transaction in our securities without first obtaining pre-clearance of the transaction from our General Counsel. No director or executive officer is permitted to engage in short sales with respect to our stock. Additionally, no director, executive officer or other employee is permitted to, (i) transact through mechanisms that hedge against our securities (i.e. transactions in put options, call options or other derivative securities on an exchange or in any other organized market, or in any other inherently speculative transactions) or (ii) hold our securities in a margin account or otherwise pledging our securities as collateral for a loan. A director, executive officer or other employee may seek pre-clearance from our Board to engage in the transactions set forth in (i) and (ii) in the preceding sentence, but the Board is under no obligation to approve any pre-clearance request. Any transaction pre-clearance will be based on the particular facts and circumstances of each request and may be granted for pledging activity where the requestor wishes to pledge the Company’s securities as collateral for a loan and indicates his or her financial capacity to repay the loan without resort to the pledged securities, taking into consideration the percentage of the pledged securities to the requestor’s total holdings. Such pre-clearance is expected to only be granted in exceptional circumstances, and the Board has not yet received any pre-clearance requests for either a hedging or a pledging transaction by a director or executive. These provisions are part of our overall compliance program to prevent any of our directors, officers or employees from trading on material non-public information.

Clawback Policy

Effective July 2021, the Compensation Committee adopted a clawback policy in order to further align the interests of employees with the interests of our stockholders and strengthen the link between total compensation and the Company’s performance. The clawback policy provides that in the event the incentive compensation of an executive officer was overpaid, in whole or in part, as a result of a restatement of the reported financial results of the Company, the Compensation Committee may in its sole discretion seek to recover or cancel the affected compensation difference between and clawback from any current or former executive officer the amount full amount of affected compensation during the three fiscal years preceding the date on which the Company was required to prepare an accounting restatement.

Equity Ownership Guidelines

The Compensation Committee maintains equity ownership guidelines to promote substantial equity ownership by the Company’s management and align their interests with the interests of our long-term stockholders. Each executive officer is required to own equity equal to a multiple of his or her base salary, reflecting such executive officer’s role and level of responsibility at the Company. For the purposes of these requirements, all shares owned and any unvested RSUs and time-vested restricted shares are included in the calculation. Unvested PRSUs and performance-vested restricted shares are not included in the calculation. Executive officers have five years from their appointment as an executive officer to attain the required level of ownership. Executive officers who have not yet met their equity ownership requirements are required to retain 100% of their after-tax shares until the share ownership requirement is met. All NEOs have met their applicable equity ownership requirements as of the record date.

TITLE/POSITION	STOCK OWNERSHIP REQUIREMENT

Chief Executive Officer	6x Base Salary

Chief Financial Officer	3x Base Salary

Other executive officers that are CEO direct reports	2x Base Salary

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EXECUTIVE COMPENSATION

Executive and Broad-based Employee Benefits

Our NEOs are eligible to participate in benefit programs designed for all of our full-time employees during the period of their employment. These programs include a tax qualified 401(k) savings plan, medical, dental, disability and life insurance programs and a matching charitable gift program. Mr. Scholl is eligible to participate in a voluntary executive physical program, which is intended to encourage him to receive regular comprehensive physical examinations, as his health and well-being are important to our success.

The benefits and perquisites received by our NEOs and their value are described in more detail in the footnotes to the Summary Compensation Table.

Severance Arrangements

Our Board believes that severance arrangements are necessary to attract and retain the talent necessary for our long-term success. Our Board views our severance arrangements as recruitment and retention devices that help secure the continued employment and dedication of our named executive officers, including when we are considering strategic alternatives.

Pursuant to Mr. Scholl’s, Ms. Rooney’s and Ms. Wahlstrom’s respective employment agreements, Mr. Scholl, Ms. Rooney and Ms. Wahlstrom are each entitled to severance benefits if his or her employment is terminated by us without “cause” (as defined in the applicable employment agreement) or by the named executive officer for “good reason” (as defined in the applicable employment agreement). Each of our other named executive officers has entered into a severance letter agreement with us under which each such named executive officer is entitled to severance benefits if he or she is terminated by us without “cause” (as defined in the severance letter agreements) or by him or her for “good reason” (as defined in the severance letter agreements), as applicable. See “—Potential Payments Upon Termination or Change-in-Control—Severance Arrangements” below for descriptions of the severance arrangements of our named executive officers.

Employment Agreements

On August 18, 2021, Alight Solutions LLC (“Alight Solutions”), a subsidiary of the Company, entered into (i) an amended and restated employment agreement with Stephan Scholl, the CEO of Alight Solutions and the Company (the “Scholl Agreement”) and (ii) an employment agreement with Katie Rooney, the Chief Financial Officer of Alight Solutions and the Company (the “Rooney Agreement”). Further, on January 4, 2021, Alight Solutions entered into an employment agreement with Cathinka E. Wahlstrom, President & Chief Commercial Officer of Alight Solutions and the Company (the “Wahlstrom Agreement” and, together with the Scholl Agreement and the Rooney Agreement, the “Employment Agreements”).

The Scholl Agreement

Under the terms of the Scholl Agreement, Mr. Scholl serves as our CEO. His initial term of employment will be five years from the effective date of the Scholl Agreement, which term will automatically extend for successive one-year periods unless either party provides written notice not to extend the term. Mr. Scholl will receive a base salary of $800,000 per year, which may be increased (but not decreased) from time to time by our board of directors and is eligible to receive an annual bonus targeted at 200% of his base salary.

The Scholl Agreement also provides that upon a “change in control” (as defined in the Scholl Agreement) of Alight Solutions, any initial equity-based incentive awards granted to Mr. Scholl in connection with the closing of the Company’s business combination on July 2, 2021 (the “Initial Grant”) will immediately vest in full, subject to Mr. Scholl’s continued employment on the date of such change in control. However, if Mr. Scholl’s employment is terminated by Alight Solutions without “cause” or by Mr. Scholl with “good reason” (as each term is defined in the Scholl Agreement), in either case, in the 6-month period prior to a change in control, Mr. Scholl will be deemed employed as of the date of the change in control for purposes of vesting with respect to the Initial Grant.

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EXECUTIVE COMPENSATION

Pursuant to the Scholl Agreement, Mr. Scholl is also entitled to (i) reimbursement by Alight Solutions for costs associated with his use of private aviation for business related purposes, in an amount up to an annual average of $6,700 per hour for up to 200 flight hours per year, and (ii) travel first-class on any commercial flight for business purposes.

As more specifically described and set forth in the Scholl Agreement, Mr. Scholl is also eligible to receive severance benefits following certain terminations of his employment. Upon a termination of Mr. Scholl’s employment by us without “cause” or by Mr. Scholl for “good reason” (as each term is defined in the Scholl Agreement), Mr. Scholl will be entitled to receive the following payments and benefits, subject to his timely execution and non-revocation of a general release of claims: (i) a severance payment, payable in equal installments over 24 months following termination and equal to two times the sum of: (A) his annual base salary (at the highest rate in effect in the 6-month period preceding his termination date) and (B) his average annual bonus over the two most recent full completed fiscal years immediately preceding the fiscal year in which his termination date occurs (and if he was not employed by us for two full fiscal years immediately preceding the year in which his termination date occurs, the amount will be based on his average annualized bonus received in respect of the fiscal years in which he was actually employed); (ii) a pro-rata portion of his annual bonus for the year in which the termination occurs based on actual results for such year; (iii) continued participation in our group health plan for up to 12 months following his termination date; and (iv) access to outplacement services for the 12-month period following his termination date.

The Rooney Agreement

Under the terms of the Rooney Agreement, Ms. Rooney serves as our Chief Financial Officer. Her initial term of employment will be three years from the effective date of the Rooney Agreement, which term will automatically extend for successive one-year periods unless either party provides written notice not to extend the term. Ms. Rooney will receive a base salary of $500,000 per year, which may be increased (but not decreased) from time to time by our board of directors and is eligible to receive an annual bonus targeted at 100% of her base salary.

As more specifically described and set forth in the Rooney Agreement, Ms. Rooney is also eligible to receive severance benefits following certain terminations of her employment. Upon a termination of Ms. Rooney’s employment by us without “cause” or by Ms. Rooney for “good reason” (as each term is defined in the Rooney Agreement), Ms. Rooney will be entitled to receive the following payments and benefits, subject to her timely execution and non-revocation of a general release of claims: (i) a severance payment, payable in equal installments over 24 months following termination and equal to two times the sum of: (A) her annual base salary (as in effect immediately prior to her termination date or immediately prior to any reduction if her termination is due to a reduction in base salary) and (B) her average annual bonus over the two most recent full completed fiscal years immediately preceding the fiscal year in which her termination date occurs; (ii) continued participation in our group health plan for up to 12 months following her termination date; and (iii) access to outplacement services for the 12-month period following her termination date.

The Wahlstrom Agreement

Under the terms of the Wahlstrom Agreement, Ms. Wahlstrom serves as the President and Chief Commercial Officer. Her initial term of employment will be three years from the effective date of the Wahlstrom Agreement, which term will automatically extend for successive one-year periods unless either party provides written notice not to extend the term. Ms. Wahlstrom will receive a base salary of $500,000 per year, which may be increased (but not decreased) from time to time by our board of directors and is eligible to receive an annual bonus targeted at 200% of her base salary.

Ms. Wahlstrom is also eligible to receive severance benefits following certain terminations of her employment. Upon a termination of Ms. Wahlstrom’s employment by us without “cause” or by Ms. Wahlstrom for “good reason” (as each term is defined in the

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Wahlstrom Agreement), Ms. Wahlstrom will be entitled to receive the following payments and benefits, subject to her timely execution and non-revocation of a general release of claims: (i) a severance payment, payable in equal installments over 24 months following termination and equal to two times the sum of: (A) her annual base salary (as in effect immediately prior to her termination date or immediately prior to any reduction if her termination is due to a reduction in base salary) and (B) her average annual bonus over the two most recent full completed fiscal years immediately preceding the fiscal year in which her termination date occurs; (ii) a pro-rata portion of her annual bonus for the fiscal year in which her termination date occurs based on actual results for such year, (iii) continued participation in our group health plan for up to 12 months following her termination date; and (iv) access to outplacement services for the 12-month period following her termination date.

The Employment Agreements also subject Mr. Scholl, Ms. Rooney, and Ms. Wahlstrom to certain restrictive covenants, including confidentiality of information, non-competition, non-solicitation and non-disparagement. The confidentiality and non-disparagement covenants have an indefinite term, and the non-competition and non-solicitation covenants each have terms effective both during the term of Mr. Scholl’s, Ms. Rooney’s, and Ms. Wahlstrom’s employment and for two years following any termination of employment.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on that review and its discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee:

Richard N. Massey (Chair)

Daniel S. Henson

Peter F. Wallace

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Summary Compensation Table

The following table sets forth information concerning the compensation of our NEOs for the years ended December 31, 2021 and 2020.

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	Option Awards	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(4)	Total

Stephan D. Scholl,

Chief Executive Officer	2021	$800,000	—	$53,059,986	—	$1,600,000	—	$25,858	$55,485,844
	2020	$584,667	$1,200,000	$17,054,798	—	—	—	$846,006	$19,685,471

Katie J. Rooney,

Chief Financial Officer	2021	$500,000	—	$22,505,156	—	$500,000	—	$19,887	$23,525,043
	2020	$490,417	$314,063	—	—	—	—	$12,306	$816,786

Gregory R. Goff,

Chief Product and Technology Officer	2021	$450,000	—	$7,896,284	—	$337,500	—	$13,260	$8,697,045
	2020	$298,295	$258,998	$2,515,847	—	—	—	$1,854	$3,074,994

Cesar Jelvez,

Chief Customer Experience Officer	2021	$475,000	—	$8,178,149	—	$356,250	—	$12,852	$9,022,252
	2020	$351,515	$127,608	$2,287,133	—	—	—	$1,788	$2,768,044

Cathinka E. Wahlstrom,

President	2021	$479,167	—	$16,841,270	—	$1,000,000	—	$285,252	$18,605,689

Former Executive Officer

Colin F. Brennan,

Chief Product Strategy and Services Officer	2021	$450,000		$9,318,987	—	$337,000	—	$20,065	$10,126,052

(1) The amounts reported consist of base salary earned in Fiscal 2021. The amount reported for Ms. Wahlstrom represents base salary earned from her January 16, 2021 start date.

(2) Amounts reported represent the aggregate Grant Date fair value of time-vested RSU and performance-vested RSU awards granted to our named executive officers (other than Ms. Wahlstrom) in Fiscal 2021, calculated in accordance with FASB ASC Topic 718. Additionally, amounts shown for our named executive officers (other than Ms. Wahlstrom) include the incremental fair value resulting from the conversion of unvested Company Class B Units to the converted shares of the Company Class A common stock on July 2, 2021. Pursuant to accounting guidance prescribed under FASB ASC Topic 718, the conversion resulted in a grant modification that caused incremental fair value determined by comparing the aggregate fair value of the outstanding awards immediately before and after the modification. The aggregate Grant Date fair value of time-vested RSUs and performance-vested RSUs is calculated by multiplying the number of shares granted by $12.64, the average opening and closing stock price of the Company Class A common stock on the Grant Date. The aggregate Grant Date fair values for time-vested RSU (50%) and performance-vested RSU (50%) awards, assuming achievement of the performance goals at target levels of performance, for our named executive officers are as follows:

Mr. Scholl, $48,537,600; Ms. Rooney, $9,480,000; Mr. Goff, $6,825,600; Mr. Jelvez, $7,204,800; and Mr. Brennan, $6,825,600. For performance-vested RSUs issued in Fiscal 2021, if the highest level of performance is achieved for the performance goals, the Grant Date fair values for the performance-vested RSUs granted in Fiscal 2021 would be: Mr. Scholl, $60,672,000; Ms. Rooney, $11,850,000; Mr. Goff, $8,532,000; Mr. Jelvez, $9,006,000; and Mr. Brennan, $8,532,000. The incremental fair values attributable to the conversion of the unvested Company Class B Units are as follows: Mr. Scholl, $4,522,386; Ms. Rooney, $13,025,156; Mr. Goff, $1,070,684; Mr. Jelvez, $973,349; and Mr. Brennan, $2,493,387. The amount reported for Ms. Wahlstrom reflects the aggregate Grant Date fair value of Restricted Class A-1 Units of Alight granted to Ms. Wahlstrom on January 4, 2021.

(3) Amounts represent annual cash incentive awards earned for Fiscal 2021 pursuant to our 2021 Annual Incentive Plan and paid out in March 2022.

(4) Amounts reported for Fiscal 2021 reflect contributions to our 401(k) Plan on behalf of our named executive officers in the amount of $11,200 for each of Ms. Rooney, Mr. Goff, Mr. Jelvez, and Mr. Brennan, and $5,000 for Ms. Wahlstrom. Amounts reported also reflect life insurance premiums paid by us on behalf of our named executive officers as follows: Mr. Scholl, $2,957; Ms. Rooney, $782; Mr. Goff, $1,555 Mr. Jelvez, $1,322; Ms. Wahlstrom, $2,652; and Mr. Brennan, $960. Amounts reported also include retirement account contributions for 2020 contributions paid by us in 2021 in the amount of $7,125 to each of Ms. Rooney and Mr. Brennan. Amounts reported also reflect $420 paid to each of Mr. Scholl, Ms. Rooney and Mr. Brennan, and $175 paid to Mr. Goff for internet allowance. Amounts reported also include $360 paid towards a cell phone subsidy to each of Ms. Rooney and Mr. Brennan, $330 paid to each of Mr. Goff and Mr. Jelvez for such subsidy, and $300 to Ms. Wahlstrom for such subsidy. Amounts reported for Mr. Scholl also reflect $8,449 for the reimbursement of legal fees and related tax gross-up of $6,720 as well as a tax gross-up of $7,312 for the expense incurred for the voluntary executive physical. Amounts reported for Ms. Wahlstrom also reflect $123,728 for the reimbursement of legal fees in connection with the negotiation of her employment agreement with the Company, as well as the review of her equity grant of Restricted Class A-1 Units of Alight issued to her upon joining the Company and related tax gross-up of $153,572.

44	2022 | PROXY STATEMENT

EXECUTIVE COMPENSATION

2021 Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our NEOs during the fiscal year ended December 31, 2021.

			ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING (#)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($)
NAME		GRANT DATE	THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (8)	TARGET (#)	MAXIMUM (#)

Stephan D. Scholl

AIP	(1)		$400,000	$1,600,000	$2,400,000	—	—	—	—	—	—

Time-vested RSUs	(2)	9/10/2021	—	—	—	—	—	—	1,920,000	—	$24,268,800

Performance-vested RSUs	(3)	9/10/2021	—	—	—	—	1,920,000	4,800,000	—	—	$24,268,800

Equity Conversion Consideration	(4)	4/21/2020	—	—	—	—	—	—	—	—	$4,522,386

Katie J. Rooney

AIP	(1)		$125,000	$500,000	$750,000	—	—	—	—	—	—

Time-vested RSUs	(2)	9/10/2021	—	—	—	—	—	—	375,000	—	$4,740,000

Performance-vested RSUs	(3)	9/10/2021	—	—	—	—	375,000	937,500	—	—	$4,740,000

Equity Conversion Consideration	(4)	9/8/2017	—	—	—	—	—	—	—	—	$13,025,156

Gregory R. Goff

AIP	(1)		$84,375	$337,500	$506,250	—	—	—	—	—	—

Time-vested RSUs	(2)	9/10/2021	—	—	—	—	—	—	270,000	—	$3,412,800

Performance-vested RSUs	(3)	9/10/2021	—	—	—	—	270,000	675,000	—	—	$3,412,800

Equity Conversion Consideration	(4)	5/28/2020	—	—	—	—	—	—	—	—	$1,070,684

Cesar Jelvez

AIP	(1)		$89,063	$356,250	$534,375	—	—	—	—	—	—

Time-vested RSUs	(2)	9/10/2021	—	—	—	—	—	—	285,000	—	$3,602,400

Performance-vested RSUs	(3)	9/10/2021	—	—	—	—	285,000	712,500	—	—	$3,602,400

Equity Conversion Consideration	(4)	7/16/2020	—	—	—	—	—	—	—	—	$973,349

Cathinka E. Wahlstrom

AIP	(1)		$1,000,000	$1,000,000	$1,500,000	—	—	—	—	—	—

Restricted Class A-1 Units Award #1	(5)	1/4/2021	—	—	—	—	—	—	253.85	—	$7,329,919

Restricted Class A-1 Units Time/Performance	(6)	1/4/2021	—	—	—	—	—	—	38.95	—	$1,124,681

Restricted Class A-1 Units Performance #1	(7)	1/4/2021	—	—	—	—	—	—	90.88	—	$2,174,304

Restricted Class A-1 Units Performance #2	(7)	1/4/2021	—	—	—	—	—	—	120.56	—	$2,884,398

Restricted Class A-1 Units Performance #3	(7)	1/4/2021	—	—	—	—	—	—	41.73	—	$998,390

Restricted Class A-1 Units Performance #4	(7)	1/4/2021	—	—	—	—	—	—	32.46	—	$776,606

Restricted Class A-1 Units Performance #5	(7)	1/4/2021	—	—	—	—	—	—	25.97	—	$621,332

Restricted Class A-1 Units Performance #6	(7)	1/4/2021	—	—	—	—	—	—	21.24	—	$508,167

Restricted Class A-1 Units Performance #7	(7)	1/4/2021	—	—	—	—	—	—	17.70	—	$423,473

2022 | PROXY STATEMENT	45

EXECUTIVE COMPENSATION

			ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING (#)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($)
NAME		GRANT DATE	THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (8)	TARGET (#)	MAXIMUM (#)

Colin F. Brennan

AIP	(1)		$84,375	$337,500	$506,250	—	—	—	—	—	—

Time-vested RSUs	(2)	9/10/2021	—	—	—	—	—	—	270,000	—	$3,412,800

Performance-vested RSUs	(3)	9/10/2021	—	—	—	—	270,000	675,000	—	—	$3,412,800

Equity Conversion Consideration	(4)	9/8/2017	—	—	—	—	—	—	—	—	$2,493,387

(1) The amounts reported for each named executive officer represent the annual cash incentive award opportunity range under the 2021 AIP, the terms of which are summarized under “—Overview of 2021 Compensation—Annual Incentive Plan—Actual AIP Awards” above. For purposes of this table, the “Threshold” amount shown (other than for Ms. Wahlstrom) represents an assumption that the Company achieves the threshold level of only one of the Revenue or Compensation EBITDA performance goals and individual performance is deemed achieved at 100%, such that the “Threshold” amount equals 25% of each named executive officer’s target incentive opportunity, and the “Maximum” amount shown represents an assumption that Alight achieves the maximum level of Revenue and Compensation EBITDA performance and individual performance attainment that equals 150% of each named executive officer’s target incentive opportunity. The calculation uses each named executive officer’s base salary as of December 31, 2021. For purposes of this table, the “Threshold” amount shown for Ms. Wahlstrom represents an assumption that Ms. Wahlstrom would receive a guaranteed minimum cash incentive award (according to her employment agreement) for Fiscal 2021 equal to $1,000,000.

(2) Amounts included in this row for each named executive officer represent the aggregate Grant Date fair value of time-vested RSU awards granted in 2021 to our named executive officers computed in accordance with FASB ASC Topic 718. The Grant Date fair value is calculated by multiplying the number of shares subject to the RSUs by $12.64, the average opening and closing stock price of the Company Class A common stock on the Grant Date.

(3) Amounts included in this row for each named executive officer represent the aggregate Grant Date fair value of performance-vested RSU awards granted in 2021 to our named executive officers computed in accordance with FASB ASC Topic 718. Our 2021 Plan does not contain a threshold performance achievement level in order for the performance-vested RSUs to vest and be earned. If pre-established performance measures are not met, the performance-vested RSUs will not vest and be earned. The “Maximum” amount shown represents an assumption that the Company achieves the maximum level of performance measure and the percentage of performance-vested RSUs earned equals 250% of the target number of performance-vested RSUs. The Grant Date fair value is calculated by multiplying the number of shares subject to the RSUs by $12.64, the average opening and closing stock price of the Company Class A common stock on the Grant Date, assuming achievement of the performance goals at target levels of performance.

(4) The amount shown reflects the incremental fair value resulting from the conversion of previously unvested Company Class B Units to the converted shares of the Company Class A common stock on July 2, 2021.

(5) Reflects Restricted Class A-1 units of Tempo Management, LLC granted prior to the Business Combination. The Restricted Class A-1 units vest ratably in equal installments over three years on each anniversary of January 16, 2021. The Grant Date fair value is calculated by multiplying the Restricted Class A-1 units by $28,875, the equivalent value per unit of Tempo Management LLC as of the Grant Date. In connection with the closing of the Business Combination on July 2, 2021, Ms. Wahlstrom’s Restricted Class A-1 units were converted into restricted shares of the Company Class A, Class B-1 and Class B-2 common stock.

(6) Reflects Restricted Class A-1 units of Tempo Management, LLC granted prior to the Business Combination. The Restricted Class A-1 units provisionally vest over five years in equal annual installments on each anniversary of January 16, 2021, and vest in full upon Blackstone’s receipt of cash proceeds and distributions sufficient to achieve a 1.00x return over $1,557,487,689 (the “Vesting Threshold Amount”). The Grant Date fair value is calculated by multiplying the Restricted Class A-1 units by $28,875, the equivalent value per unit of Tempo Management LLC as of the Grant Date. In connection with the closing of the Business Combination on July 2, 2021, Ms. Wahlstrom’s Restricted Class A-1 units were converted into restricted shares of the Company Class A, Class B-1 and Class B-2 common stock.

(7) Reflects Restricted Class A-1 units of Tempo Management, LLC granted prior to the Business Combination. The Restricted Class A-1 units vest upon Blackstone’s receipt of cash proceeds and distributions sufficient to achieve certain specified returns over the Vesting Threshold Amount. The Grant Date fair value is calculated by multiplying the Restricted Class A-1 units by $23,925, the equivalent value per unit of Tempo Management LLC as of the Grant Date. In connection with the closing of the Business Combination on July 2, 2021, Ms. Wahlstrom’s Restricted Class A-1 units were converted into restricted shares of the Company Class A, Class B-1 and Class B-2 common stock.

(8) There is no minimum threshold for the vesting of performance-vested RSUs. The performance-vested RSUs will vest from 0% to 250% based upon the Company achievement of certain performance goals, as determined by the Board and as measured on a cumulative basis over the Measurement Period.

46	2022 | PROXY STATEMENT

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal 2021 Year-End

The following table provides information regarding outstanding equity awards made to our NEOs as of December 31, 2021.

		STOCK AWARDS
NAME	GRANT DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)		EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)		EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)

Stephan D. Scholl

Time-vested RSUs	9/10/2021	1,280,000	(1)	$13,836,800	(2)	—		—

Performance-vested RSUs	9/10/2021	—		—		1,920,000	(3)	$20,755,200(4)

Company Class A Common Stock	4/21/2020	—		—		167,965	(5)	$1,815,702(7)

Company Class A Common Stock	4/21/2020	—		—		167,965	(6)	$1,815,702(7)

Company Class B1 Common Stock	4/21/2020	—		—		40,648	(13)	$439,405(19)

Company Class B1 Common Stock	4/21/2020	—		—		40,648	(14)	$439,405(19)

Company Class B2 Common Stock	4/21/2020	—		—		40,648	(20)	$439,405(26)

Company Class B2 Common Stock	4/21/2020	—		—		40,648	(21)	$439,405(26)

Katie J. Rooney

Time-vested RSUs	9/10/2021	250,000	(1)	$2,702,500	(2)	—		—

Performance-vested RSUs	9/10/2021	—		—		375,000	(3)	$4,053,750(4)

Company Class A Common Stock	9/8/2017	—		—		638,015	(8)	$6,896,942(12)

Company Class A Common Stock	9/8/2017	—		—		638,015	(9)	$6,896,942(12)

Company Class B1 Common Stock	9/8/2017	—		—		19,056	(15)	$205,995(19)

Company Class B1 Common Stock	9/8/2017	—		—		19,056	(16)	$205,995(19)

Company Class B2 Common Stock	9/8/2017	—		—		19,056	(22)	$205,995(26)

Company Class B2 Common Stock	9/8/2017	—		—		19,056	(23)	$205,995(26)

Gregory R. Goff

Time-vested RSUs	9/10/2021	180,000	(1)	$1,945,800	(2)	—		—

Performance-vested RSUs	9/10/2021	—		—		270,000	(3)	$2,918,700(4)

Company Class A Common Stock	5/28/2020	—		—		39,202	(10)	$423,774(12)

Company Class A Common Stock	5/28/2020	—		—		39,202	(11)	$423,774(12)

Company Class B1 Common Stock	5/28/2020	—		—		9,982	(17)	$107,905(19)

Company Class B1 Common Stock	5/28/2020	—		—		9,982	(18)	$107,905(19)

Company Class B2 Common Stock	5/28/2020	—		—		9,982	(24)	$107,905(26)

Company Class B2 Common Stock	5/28/2020	—		—		9,982	(25)	$107,905(26)

Cesar Jelvez

Time-vested RSUs	9/10/2021	190,000	(1)	$2,053,900	(2)	—		—

Performance-vested RSUs	9/10/2021	—		—		285,000	(3)	$3,080,850(4)

Company Class A Common Stock	7/16/2020	—		—		35,639	(10)	$385,258(12)

Company Class A Common Stock	7/16/2020	—		—		35,639	(11)	$385,258(12)

Company Class B-1 Common Stock	7/16/2020	—		—		9,074	(17)	$98,090(19)

Company Class B-1 Common Stock	7/16/2020	—		—		9,074	(18)	$98,090(19)

Company Class B-2 Common Stock	7/16/2020	—		—		9,074	(24)	$98,090(26)

Company Class B-2 Common Stock	7/16/2020	—		—		9,074	(25)	$98,090(26)

2022 | PROXY STATEMENT	47

EXECUTIVE COMPENSATION

		STOCK AWARDS
NAME	GRANT DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)		EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)		EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)

Cathinka E. Wahlstrom

Company Class A Common Stock

Restricted Stock Award #1	1/4/2021	713,420	(27)	$7,712,070	(40)	—		—

Time/Performance	1/4/2021	—		—		109,462	(30)	$1,183,284(40)

Performance #1	1/4/2021	—		—		255,412	(33)	$2,761,004(40)

Performance #2	1/4/2021	—		—		338,812	(34)	$3,662,558(40)

Performance #3	1/4/2021	—		—		117,281	(35)	$1,267,808(40)

Performance #4	1/4/2021	—		—		91,219	(36)	$986,077(40)

Performance #5	1/4/2021	—		—		72,975	(37)	$788,860(40)

Performance #6	1/4/2021	—		—		59,707	(38)	$645,433(40)

Performance #7	1/4/2021	—		—		49,756	(39)	$537,862(40)

Company Class B-1 Common Stock

Restricted Stock Award #1	1/4/2021	—		—		13,821	(28)	$149,405(40)

Time/Performance	1/4/2021	—		—		2,121	(31)	$22,928(40)

Performance #1	1/4/2021	—		—		4,948	(33)	$53,488(40)

Performance #2	1/4/2021	—		—		6,564	(34)	$70,957(40)

Performance #3	1/4/2021	—		—		2,272	(35)	$24,560(40)

Performance #4	1/4/2021	—		—		1,767	(36)	$19,101(40)

Performance #5	1/4/2021	—		—		1,414	(37)	$15,285(40)

Performance #6	1/4/2021	—		—		1,157	(38)	$12,507(40)

Performance #7	1/4/2021	—		—		964	(39)	$10,421(40)

Company Class B-2 Common Stock

Restricted Stock Award #1	1/4/2021	—		—		13,821	(29)	$149,405(40)

Time/Performance	1/4/2021	—		—		2,121	(32)	$22,928(40)

Performance #1	1/4/2021	—		—		4,948	(33)	$53,488(40)

Performance #2	1/4/2021	—		—		6,564	(34)	$70,957(40)

Performance #3	1/4/2021	—		—		2,272	(35)	$24,560(40)

Performance #4	1/4/2021	—		—		1,767	(36)	$19,101(40)

Performance #5	1/4/2021	—		—		1,414	(37)	$15,285(40)

Performance #6	1/4/2021	—		—		1,157	(38)	$12,507(40)

Performance #7	1/4/2021	—		—		964	(39)	$10,421(40)

48	2022 | PROXY STATEMENT

EXECUTIVE COMPENSATION

		STOCK AWARDS
NAME	GRANT DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)		EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)		EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)

Colin F. Brennan

Time-vested RSUs	9/10/2021	180,000	(1)	$1,945,800	(2)	—		—

Performance-vested RSUs	9/10/2021	—		—		270,000	(3)	$2,918,700(4)

Company Class A Common Stock	9/8/2017	—		—		122,134	(8)	$1,320,269(12)

Company Class A Common Stock	9/8/2017	—		—		122,134	(9)	$1,320,269(12)

Company Class B-1 Common Stock	9/8/2017	—		—		3,648	(15)	$39,435(19)

Company Class B-1 Common Stock	9/8/2017	—		—		3,648	(16)	$39,435(19)

Company Class B-2 Common Stock	9/8/2017	—		—		3,648	(22)	$39,435(26)

Company Class B-2 Common Stock	9/8/2017	—		—		3,648	(23)	$39,435(26)

(1) Reflects time-vested RSUs that vest ratably on each of December 31, 2022 and December 31, 2023, subject to the named executive officer’s continued active service with Alight through such dates, except in the case of death, disability, termination within six months prior to a change in control or within eighteen months following a change in control, and certain involuntary terminations.

(2) Values reported are calculated by multiplying the number of shares subject to unvested time-vested RSUs by $10.81, the NYSE closing price of the Company Class A common stock on the last trading day of 2021.

(3) Reflects performance-vested RSUs eligible to vest following the three-year performance period based upon Company achievement of pre-established performance goals and subject to the named executive officer’s continued active service with the Company through the end of the performance period, except in the case of death, disability, termination within six months prior to a change in control or within eighteen months following a change in control, and certain involuntary terminations. Pursuant to SEC regulations, the number of shares shown with respect to performance-vested RSU awards granted in 2021 assumes achievement at target-level performance, based on the probable outcome of achievement of the performance-vesting conditions as of December 31, 2021.

(4) Values reported are calculated by multiplying the number of shares subject to unvested performance-vested RSUs, assuming achievement at target performance levels, by $10.81, the NYSE closing price of the Company Class A common stock on the last trading day of 2021.

(5) Reflects restricted shares of Company Class A common stock that vest, (i) if prior to Mr. Scholl’s termination, the volume-weighted average trading price of the Company Class A common stock equals or exceeds $14.66 per share for twenty (20) or more trading days within a thirty (30)-day trading period, (ii) upon a “sale of the company” (as defined in the award agreement pursuant to which the Class B Units of Alight were previously granted (the “Class B Unit Agreement”)) if the “equity value” (as defined in the Class B Unit Agreement) is at least equal to the target dollar amount specified in the Class B Unit Agreement, or (iii) if earlier, on July 2, 2024.

(6) Reflects restricted shares of Company Class A common stock that vest, (i) if prior to Mr. Scholl’s termination, the volume-weighted average trading price of the Company Class A common stock equals or exceeds $20.32 per share for twenty (20) or more trading days within a thirty (30)-day trading period, (ii) upon a “sale of the company” (as defined in the Class B Unit Agreement) if the “equity value” (as defined in the Class B Unit Agreement) is at least equal to a separate target dollar amount specified in the Class B Unit Agreement, or (iii) if earlier, on July 2, 2024.

(7) Values reported are calculated by multiplying the number of restricted shares of Company Class A common stock by $10.81, the NYSE closing price of the Company Class A common stock on the last trading day of 2021.

(8) Reflects restricted shares of Company Class A common stock that vest (i) when and if Blackstone receives cash proceeds in respect of its Class A-1 Units of Alight sufficient to achieve (x) a 15% annualized internal return rate on its investment and (y) a return equal to 2.0 times its investment, subject to the named executive officer’s continued employment through such vesting date; or (ii) if earlier, on July 2, 2024.

(9) Reflects restricted shares of Company Class A common stock that vest (i) when and if Blackstone receives cash proceeds in respect of its Class A-1 Units of Alight sufficient to achieve (x) a 20% annualized internal return rate on its investment and (y) a return equal to 2.5 times its investment, subject to the named executive officer’s continued employment through such vesting date; or (ii) if earlier, on July 2, 2024.

(10) Reflects restricted shares of Company Class A common stock that vest (i) when and if Blackstone receives cash proceeds in respect of its Class A-1 Units of Alight sufficient to achieve (x) a 15% annualized internal return rate on its investment and (y) a return equal to 1.5 times the fair market value of its investment as of the Grant Date, subject to the Named Executive Officer’s continued employment through such vesting date; (ii) if prior to the named executive officer’s termination, the volume-weighted average trading price of the Company Class A common stock equals or exceeds $14.75 per share for twenty (20) or more trading days within a thirty (30)-day trading period; or (iii) if earlier, on July 2, 2024.

(11) Reflects restricted shares of Company Class A common stock that vest (i) when and if Blackstone receives cash proceeds in respect of its Class A-1 Units of Alight sufficient to achieve (x) a 20% annualized internal return rate on its investment and (y) a return equal to 1.75 times the fair market value of its investment as of the Grant Date, subject to the named executive officer’s continued employment through such vesting date; (ii) if prior to the named executive officer’s termination, the volume-weighted average trading price of the Company Class A common stock equals or exceeds $17.37 per share for twenty (20) or more trading days within a thirty (30)-day trading period; or (iii) if earlier, on July 2, 2024.

(12) Values reported are calculated by multiplying the number of restricted shares of Company Class A common stock by $10.81, the NYSE closing price of the Company Class A common stock on the last trading day of 2021.

(13) Reflects restricted shares of Company Class B-1 common stock that vest and automatically convert into shares of Company Class A common stock on a 1-for-1 basis if the volume weighted average price of the Company Class A common stock equals or exceeds $12.50 per share for 20 or more trading days within a consecutive 30-trading day period or in the event of a change in control or liquidation event that implies a $12.50 per share valuation on a diluted basis, subject to the achievement of the vesting conditions described above in footnote 5 with respect to the restricted shares of Company Class A common stock. If any unvested Class B-1 shares do not vest on or before July 2, 2028, such shares will be automatically forfeited and canceled for no consideration.

(14) Reflects restricted shares of Company Class B-1 common stock that vest and automatically convert into shares of Company Class A common stock on a 1-for-1 basis if the volume weighted average price of the Company Class A common stock equals or exceeds $12.50 per share for 20 or more trading days within a consecutive 30-trading day period or in the event of a change in control or liquidation event that implies a $12.50 per share valuation on a diluted basis, subject to the achievement of the vesting conditions described above in footnote 6 with respect to the restricted shares of Company Class A common stock. If any unvested Class B-1 shares do not vest on or before July 2, 2028, such shares will be automatically forfeited and canceled for no consideration.

(15) Reflects restricted shares of Company Class B-1 common stock that vest and automatically convert into shares of Company Class A common stock on a 1-for-1 basis if the volume weighted average price of the Company Class A common stock equals or exceeds $12.50 per share for 20 or more trading days within a consecutive 30-trading day period or in the event of a change in control or liquidation event that implies a $12.50 per share valuation on a diluted basis, subject to the achievement of the vesting conditions described above in footnote 8 with respect to the restricted shares of Company Class A common stock. If any unvested Class B-1 shares do not vest on or before July 2, 2028, such shares will be automatically forfeited and canceled for no consideration.

(16) Reflects restricted shares of Company Class B-1 common stock that vest and automatically convert into shares of Company Class A common stock on a 1-for-1 basis if the volume weighted average price of the Company Class A common stock equals or exceeds $12.50 per share for 20 or more trading days within a consecutive 30-trading day period or in the event of a change in control or liquidation event that implies a $12.50 per share valuation on a diluted basis, subject to the achievement of the vesting conditions described above in footnote 9 with respect to the restricted shares of Company Class A common stock. If any unvested Class B-1 shares do not vest on or before July 2, 2028, such shares will be automatically forfeited and canceled for no consideration.

2022 | PROXY STATEMENT	49

EXECUTIVE COMPENSATION

(17) Reflects restricted shares of Company Class B-1 common stock that vest and automatically convert into shares of Company Class A common stock on a 1-for-1 basis if the volume weighted average price of the Company Class A common stock equals or exceeds $12.50 per share for 20 or more trading days within a consecutive 30-trading day period or in the event of a change in control or liquidation event that implies a $12.50 per share valuation on a diluted basis, subject to the achievement of the vesting conditions described above in footnote 10 with respect to the restricted shares of Company Class A common stock. If any unvested Class B-1 shares do not vest on or before July 2, 2028, such shares will be automatically forfeited and canceled for no consideration.

(18) Reflects restricted shares of Company Class B-1 common stock that vest and automatically convert into shares of Company Class A common stock on a 1-for-1 basis if the volume weighted average price of the Company Class A common stock equals or exceeds $12.50 per share for 20 or more trading days within a consecutive 30-trading day period or in the event of a change in control or liquidation event that implies a $12.50 per share valuation on a diluted basis, subject to the achievement of the vesting conditions described above in footnote 11 with respect to the restricted shares of Company Class A common stock. If any unvested Class B-1 shares do not vest on or before July 2, 2028, such shares will be automatically forfeited and canceled for no consideration.

(19) Values reported are calculated by multiplying the restricted shares of Company Class B-1 common stock by $10.81, the NYSE closing price of the Company Class A common stock on the last trading day of 2021.

(20) Reflects restricted shares of Company Class B-2 common stock that vest and automatically convert into shares of Company Class A common stock on a 1-for-1 basis if the volume weighted average price of the Company Class A common stock equals or exceeds $15.00 per share for 20 or more trading days within a consecutive 30-trading day period or in the event of a change in control or liquidation event that implies a $15.00 per share valuation on a diluted basis, subject to the achievement of the vesting conditions described above in footnote 5 with respect to the restricted shares of Company Class A common stock. If any unvested Class B-2 shares do not vest on or before July 2, 2028, such shares will be automatically forfeited and canceled for no consideration.

(21) Reflects restricted shares of Company Class B-2 common stock that vest and automatically convert into shares of Company Class A common stock on a 1-for-1 basis if the volume weighted average price of the Company Class A common stock equals or exceeds $15.00 per share for 20 or more trading days within a consecutive 30-trading day period or in the event of a change in control or liquidation event that implies a $15.00 per share valuation on a diluted basis, subject to the achievement of the vesting conditions described above in footnote 6 with respect to the restricted shares of Company Class A common stock. If any unvested Class B-2 shares do not vest on or before July 2, 2028, such shares will be automatically forfeited and canceled for no consideration.

(22) Reflects restricted shares of Company Class B-2 common stock that vest and automatically convert into shares of Company Class A common stock on a 1-for-1 basis if the volume weighted average price of the Company Class A common stock equals or exceeds $15.00 per share for 20 or more trading days within a consecutive 30-trading day period or in the event of a change in control or liquidation event that implies a $15.00 per share valuation on a diluted basis, subject to the achievement of the vesting conditions described above in footnote 8 with respect to the restricted shares of Company Class A common stock. If any unvested Class B-2 shares do not vest on or before July 2, 2028, such shares will be automatically forfeited and canceled for no consideration.

(23) Reflects restricted shares of Company Class B-2 common stock that vest and automatically convert into shares of Company Class A common stock on a 1-for-1 basis if the volume weighted average price of the Company Class A common stock equals or exceeds $15.00 per share for 20 or more trading days within a consecutive 30-trading day period or in the event of a change in control or liquidation event that implies a $15.00 per share valuation on a diluted basis, subject to the achievement of the vesting conditions described above in footnote 9 with respect to the restricted shares of Company Class A common stock. If any unvested Class B-2 shares do not vest on or before July 2, 2028, such shares will be automatically forfeited and canceled for no consideration.

(24) Reflects restricted shares of Company Class B-2 common stock that vest and automatically convert into shares of Company Class A common stock on a 1-for-1 basis if the volume weighted average price of the Company Class A common stock equals or exceeds $15.00 per share for 20 or more trading days within a consecutive 30-trading day period or in the event of a change in control or liquidation event that implies a $15.00 per share valuation on a diluted basis, subject to the achievement of the vesting conditions described above in footnote 10 with respect to the restricted shares of Company Class A common stock. If any unvested Class B-2 shares do not vest on or before July 2, 2028, such shares will be automatically forfeited and canceled for no consideration.

(25) Reflects restricted shares of Company Class B-2 common stock that vest and automatically convert into shares of Company Class A common stock on a 1-for-1 basis if the volume weighted average price of the Company Class A common stock equals or exceeds $15.00 per share for 20 or more trading days within a consecutive 30-trading day period or in the event of a change in control or liquidation event that implies a $15.00 per share valuation on a diluted basis, subject to the achievement of the vesting conditions described above in footnote 11 with respect to the restricted shares of Company Class A common stock. If any unvested Class B-2 shares do not vest on or before July 2, 2028, such shares will be automatically forfeited and canceled for no consideration.

(26) Values reported are calculated by multiplying the restricted shares of Company Class B-2 common stock by $10.81, the NYSE closing price of the Company Class A common stock on the last trading day of 2021.

(27) Reflects restricted shares of Company Class A common stock that vest ratably in annual installments over three years on each anniversary of January 16, 2021.

(28) Reflects restricted shares of Company Class B-1 common stock that vest ratably in annual installments over three years on each anniversary of January 16, 2021 and convert into shares of Company Class A common stock on a 1-for-1 basis if the volume weighted average price of the Company Class A common stock equals or exceeds $12.50 per share for 20 or more trading days within a consecutive 30-trading day period or in the event of a change in control or liquidation event that implies a $12.50 per share valuation on a diluted basis.

(29) Reflects restricted shares of Company Class B-2 common stock that vest ratably in annual installments over three years on each anniversary of January 16, 2021 and convert to convert into shares of Company Class A common stock on a 1-for-1 basis if the volume weighted average price of the Company Class A common stock equals or exceeds $15.00 per share for 20 or more trading days within a consecutive 30-trading day period or in the event of a change in control or liquidation event that implies a $15.00 per share valuation on a diluted basis.

(30) Reflects restricted shares of Company Class A common stock that vest ratably in annual installments over five years on each anniversary of January 16, 2021, subject to Blackstone’s receipt of cash proceeds and distributions in respect of its cumulative investment in the Company in an amount sufficient to achieve a 1.00x return over the Vesting Threshold Amount.

(31) Reflects restricted shares of Company Class B-1 common stock that vest ratably in annual installments over five years on each anniversary of January 16, 2021, subject to Blackstone’s achievement of the 1x Return, and convert into shares of Company Class A common stock on a 1-for-1 basis if the volume weighted average price of the Company Class A common stock equals or exceeds $12.50 per share for 20 or more trading days within a consecutive 30-trading day period or in the event of a change in control or liquidation event that implies a $12.50 per share valuation on a diluted basis.

(32) Reflects restricted shares of Company Class B-2 common stock that vest ratably in annual installments over five years on each anniversary of January 16, 2021, subject to Blackstone’s achievement of the 1x Return, and convert into shares of Company Class A common stock on a 1-for-1 basis if the volume weighted average price of the Company Class A common stock equals or exceeds $15.00 per share for 20 or more trading days within a consecutive 30-trading day period or in the event of a change in control or liquidation event that implies a $15.00 per share valuation on a diluted basis.

(33) Reflects restricted shares of Company Class A common stock, restricted shares of Company Class B-1 common stock, and restricted shares of Company Class B-2 common stock, subject to performance-based vesting conditions that vest based on Blackstone’s receipt of cash proceeds and distributions in respect of its cumulative investment in the Company in an amount sufficient to achieve a return equal to 1.50 times the Vesting Threshold Amount, and, with respect to the restricted shares of Company Class B-1 common stock and Company Class B-2 common stock, that convert into shares of Company Class A common stock on a 1-for-1 basis upon the achievement of the applicable volume weighted average price performance metrics for such class of common stock, as described in footnotes 31 and 32 above.

(34) Reflects restricted shares of Company Class A common stock, restricted shares of Company Class B-1 common stock, and restricted shares of Company Class B-2 common stock, subject to performance-based vesting conditions that vest based on Blackstone’s receipt of cash proceeds and distributions in respect of its cumulative investment in the Company in an amount sufficient to achieve a return equal to 1.75 times the Vesting Threshold Amount, and, with respect to the restricted shares of Company Class B-1 common stock and Company Class B-2 common stock, that convert into shares of Company Class A common stock on a 1-for-1 basis upon the achievement of the applicable volume weighted average price performance metrics for such class of common stock, as described in footnotes 31 and 32 above.

(35) Reflects restricted shares of Company Class A common stock, restricted shares of Company Class B-1 common stock, and restricted shares of Company Class B-2 common stock, subject to performance-based vesting conditions that vest based on Blackstone’s receipt of cash proceeds and distributions in respect of its cumulative investment in the Company in an amount sufficient to achieve a return equal to 2.00 times the Vesting Threshold Amount, and, with respect to the restricted shares of Company Class B-1 common stock and Company Class B-2 common stock, that convert into shares of Company Class A common stock on a 1-for-1 basis upon the achievement of the applicable volume weighted average price performance metrics for such class of common stock, as described in footnotes 31 and 32 above.

(36) Reflects restricted shares of Company Class A common stock, restricted shares of Company Class B-1 common stock, and restricted shares of Company Class B-2 common stock, subject to performance-based vesting conditions that vest based on Blackstone’s receipt of cash proceeds and distributions in respect of its cumulative investment in the Company in an amount sufficient to achieve a return equal to 2.25 times the Vesting Threshold Amount, and, with respect to the restricted shares of Company Class B-1 common stock and Company Class B-2 common stock, that convert into shares of Company Class A common stock on a 1-for-1 basis upon the achievement of the applicable volume weighted average price performance metrics for such class of common stock, as described in footnotes 31 and 32 above.

50	2022 | PROXY STATEMENT

EXECUTIVE COMPENSATION

(37) Reflects restricted shares of Company Class A common stock, restricted shares of Company Class B-1 common stock, and restricted shares of Company Class B-2 common stock, subject to performance-based vesting conditions that vest based on Blackstone’s receipt of cash proceeds and distributions in respect of its cumulative investment in the Company in an amount sufficient to achieve a return equal to 2.50 times the Vesting Threshold Amount, and, with respect to the restricted shares of Company Class B-1 common stock and Company Class B-2 common stock, that convert into shares of Company Class A common stock on a 1-for-1 basis upon the achievement of the applicable volume weighted average price performance metrics for such class of common stock, as described in footnotes 31 and 32 above.

(38) Reflects restricted shares of Company Class A common stock, restricted shares of Company Class B-1 common stock, and restricted shares of Company Class B-2 common stock, subject to performance-based vesting conditions that vest based on Blackstone’s receipt of cash proceeds and distributions in respect of its cumulative investment in the Company in an amount sufficient to achieve a return equal to 2.75 times the Vesting Threshold Amount, and, with respect to the restricted shares of Company Class B-1 common stock and Company Class B-2 common stock, that convert into shares of Company Class A common stock on a 1-for-1 basis upon the achievement of the applicable volume weighted average price performance metrics for such class of common stock, as described in footnotes 31 and 32 above.

(39) Reflects restricted shares of Company Class A common stock, restricted shares of Company Class B-1 common stock, and restricted shares of Company Class B-2 common stock, subject to performance-based vesting conditions that vest based on Blackstone’s receipt of cash proceeds and distributions in respect of its cumulative investment in the Company in an amount sufficient to achieve a return equal to 3.00 times the Vesting Threshold Amount, and, with respect to the restricted shares of Company Class B-1 common stock and Company Class B-2 common stock, that convert into shares of Company Class A common stock on a 1-for-1 basis upon the achievement of the applicable volume weighted average price performance metrics for such class of common stock, as described in footnotes 31 and 32 above.

(40) Values reported are calculated by multiplying the restricted shares of Company Class A common stock, restricted shares of Company Class B-1 common stock, and restricted shares of Company Class B-2 common stock by $10.81, the NYSE closing price of the Company Class A common stock on the last trading day of 2021.

2021 Option Exercises and Stock Vested

The following table includes certain information with respect to shares acquired on the vesting of stock awards for each of our NEOs during the fiscal year ended December 31, 2021. None of our NEOs exercised options or similar instruments in 2021.

NAME	# OF SHARES OR UNITS ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)(1)

Stephan D. Scholl	640,000	$6,918,400

Katie J. Rooney	125,000	$1,351,250

Gregory R. Goff	90,000	$ 972,900

Cesar Jelvez	95,000	$1,026,950

Cathinka E. Wahlstrom	—	$ —

Colin F. Brennan	90,000	$ 972,900

(1) Value realized on vesting of time-vested RSUs calculated by multiplying the number of vested time-vested RSUs by $10.81, the closing price of the Company Class A common stock on the vesting date (December 31, 2021).

Non-Qualified Deferred Compensation

The following table sets forth information concerning our Deferred Compensation Plan and the Supplemental Savings Plan for each of our NEOs during the fiscal year ended December 31, 2021.

NAME	EXECUTIVE CONTRIBUTIONS IN LAST FY	REGISTRANT CONTRIBUTIONS IN LAST FY	AGGREGATE EARNINGS (LOSSES) IN LAST FY(1)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS	AGGREGATE BALANCE AT LAST FYE(3)

Stephan D. Scholl(2)	—	—	—	—	—

Katie J. Rooney	—	—	—	—	—

Supplemental Savings Plan	—	—	$7,812	—	$53,198

Deferred Compensation Plan	—	—	$1,174	—	$20,741

Gregory R. Goff(2)	—	—	—	—	—

Cesar Jelvez(2)	—	—	—	—	—

Cathinka E. Wahlstrom(2)	—	—	—	—	—

Colin F. Brennan	—	—	—	—	—

Supplemental Savings Plan	—	—	8,068	—	56,911

(1) Amounts reported represent investment earnings/(losses) during 2021. No portion of any earnings would be considered above-market or preferential and, accordingly, no earnings are reflected under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table above.

(2) None of Messrs. Scholl, Goff or Jelvez or Ms. Wahlstrom participate in the Deferred Compensation Plan or the Supplemental Savings Plans as these plans are legacy nonqualified deferred compensation plans which were open only to participants who participated in similar plans at Aon prior to our separation from Aon and are now frozen.

(3) No amount reported in the “Aggregate Balance at Last FYE” column was reported as compensation in the Summary Compensation Table in prior years.

2022 | PROXY STATEMENT	51

EXECUTIVE COMPENSATION

Potential Payments Upon a Termination or Change In Control

The following table describes the potential payments and benefits that would have been payable to our NEOs under existing plans and contractual arrangements assuming (1) a termination of employment and/or (2) a “Sale of the Company” (as defined in the amended and restated limited liability company agreement of Alight and referred to herein as a “change in control”) occurred on December 31, 2021, the last business day of our last completed fiscal year.

The amounts shown in the table do not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the NEOs. These include distributions of previously vested plan balances under our 401(k) Plan, the Deferred Compensation Plan and the Supplemental Savings Plan. Furthermore, the amounts shown in the table do not include amounts that may have been payable to a named executive officer upon the sale or purchase of his or her vested equity pursuant to the exercise of call rights.

TERMINATION BY THE COMPANY WITHOUT CAUSE, OR BY EXECUTIVE WITH GOOD REASON	STEPHAN D. SCHOLL	KATIE J. ROONEY	GREGORY R. GOFF	CESAR JELVEZ	CATHINKA E. WAHLSTROM	COLIN F. BRENNAN

Severance Payments(1)	$6,400,000	$1,707,813	$450,000	$475,000	$4,000,000	$450,000

Health Plan Continuation(2)	$18,025	$14,335	$14,330	$18,569	$2,976	$14,869

Outplacement Benefits(3)	$50,000	$50,000	$50,000	$50,000	$50,000	$50,000

Time-vested RSU Acceleration	$—	$—	$—	$—	$—	$—

Performance-vested RSU Acceleration	$—	$—	$—	$—	$—	$—

Restricted Shares of Class A Common Stock Acceleration(4)	$—	$—	$—	$—	$2,570,690	$—

TOTAL	$6,468,025	$1,772,148	$514,330	$543,569	$6,623,666	$514,869

CIC WITHOUT TERMINATION	STEPHAN D. SCHOLL	KATIE J. ROONEY	GREGORY R. GOFF	CESAR JELVEZ	CATHINKA E. WAHLSTROM	COLIN F. BRENNAN

Severance Payments	$—	$—	$—	$—	$—	$—

Health Plan Continuation	$—	$—	$—	$—		$—

Outplacement Benefits	$—	$—	$—	$—		$—

Time-vested RSU Acceleration(5)	$13,836,800	$—	$—	$—	$—	$—

Performance-vested RSU Acceleration(5)	$20,755,200	$—	$—	$—	$—	$—

Restricted Shares of Class A Common Stock Acceleration(6)	$—	$13,793,876	$—	$—	$7,712,070	$2,640,542

TOTAL	$34,592,000	$13,793,876	$0	$0	$7,712,070	$2,640,542

CIC WITH TERMINATION	STEPHAN D. SCHOLL	KATIE J. ROONEY	GREGORY R. GOFF	CESAR JELVEZ	CATHINKA E. WAHLSTROM	COLIN F. BRENNAN

Severance Payments(1)	$6,400,000	$1,707,813	$787,500	$831,250	$4,000,000	$637,502

Health Plan Continuation(2)	$18,025	$14,335	$14,330	$18,569	$2,976	$14,869

Outplacement Benefits(3)	$50,000	$50,000	$50,000	$50,000	$50,000	$50,000

Time-vested RSU Acceleration(7)	$13,836,800	$2,702,500	$1,945,800	$2,053,900	$—	$1,945,800

Performance-vested RSU Acceleration(7)	$20,755,200	$4,053,750	$2,918,700	$3,080,850	$—	$2,918,700

Restricted Shares of Class A Common Stock Acceleration(6)	$—	$13,793,876	$—	$—	$7,712,070	$2,640,542

TOTAL	$41,060,025	$22,322,274	$5,716,330	$6,034,569	$11,765,046	$8,207,413

52	2022 | PROXY STATEMENT

EXECUTIVE COMPENSATION

DEATH	STEPHAN D. SCHOLL	KATIE J. ROONEY	GREGORY R. GOFF	CESAR JELVEZ	CATHINKA E. WAHLSTROM	COLIN F. BRENNAN

Severance Payments(12)	$1,600,000	$500,000	$337,500	$356,250	$1,000,000	$337,500

Health Plan Continuation	$—	$—	$—	$—	$—	$—

Outplacement Benefits	$—	$—	$—	$—	$—	$—

Time-vested RSU Acceleration(8)	$4,612,267	$900,833	$648,600	$684,633	$—	$648,600

Performance-vested RSU Acceleration(9)	$20,755,200	$4,053,750	$2,918,700	$3,080,850	$—	$2,918,700

Restricted Shares of Class A Common Stock Acceleration(10)	$—	$—	$—	$—	$2,570,690	$—

TOTAL	$26,967,467	$5,454,583	$3,904,800	$4,121,733	$3,570,690	$3,904,800

DISABILITY	STEPHAN D. SCHOLL	KATIE J. ROONEY	GREGORY R. GOFF	CESAR JELVEZ	CATHINKA E. WAHLSTROM	COLIN F. BRENNAN

Severance Payments(12)	$1,600,000	$500,000	$337,500	$356,250	$1,000,000	$337,500

Health Plan Continuation	$—	$—	$—	$—	$—	$—

Outplacement Benefits	$—	$—	$—	$—	$—	$—

Time-vested RSU Acceleration(8)	$4,612,267	$900,833	$648,600	$684,633	$—	$648,600

Performance-vested RSU Acceleration(11)	$6,905,752	$1,348,780	$971,121	$1,025,073	$—	$971,121

Restricted Shares of Class A Common Stock Acceleration(10)	$—	$—	$—	$—	$2,570,690	$—

TOTAL	$13,118,019	$2,749,613	$1,957,221	$2,065,956	$3,570,690	$1,957,221

(1) Amounts reported reflect a cash severance payment which includes the following:

•

Mr. Scholl—two times the sum of his annual base salary ($800,000) and his target annual cash incentive opportunity for 2021 ($1,600,000) plus his actual annual cash incentive award for 2021 ($1,600,000);

•	Ms. Rooney—two times the sum of her annual base salary ($500,000) and her average 2019 and 2020 annual cash incentive award ($353,906);

•

Mr. Goff—his annual base salary ($450,000) and, in the event of a change in control with a Qualifying Termination within two years thereafter, an additional amount equal to his target annual cash incentive opportunity for 2021 ($337,500);

•

Mr. Jelvez—his annual base salary ($475,000) and, in the event of a change in control with a Qualifying Termination within two years thereafter, an additional amount equal to his target annual cash incentive opportunity for 2021 ($356,250);

•

Ms. Wahlstrom—two times the sum of her annual base salary ($500,000) and her target annual cash incentive opportunity for 2021 ($1,000,000) plus her actual annual cash incentive award for 2021 ($1,000,000).

•

Mr. Brennan—his annual base salary ($450,000) and, in the event of a change in control with a Qualifying Termination within two years thereafter, an additional amount equal to his average annual 2019 and 2020 annual cash incentive award ($187,502); and

(2) Amounts reported reflect the cost of providing the executive officer with continued medical, dental and life insurance coverage as enrolled at the time of his or her termination for a period of twelve months assuming 2022 rates.

(3) Amounts reported reflect the maximum potential costs of outplacement services for each executive assuming 2022 rates.

(4) Amount reported reflects partial accelerated vesting of Ms. Wahlstrom’s time-vested restricted shares of Class A common stock in the event of a termination without cause or by Ms. Wahlstrom for good reason.

(5) Amounts reported for Mr. Scholl reflect accelerated vesting of all outstanding time-vested RSUs and performance-vested RSUs. For purposes of valuing the portion of Mr. Scholl’s performance-vested RSUs that will accelerate and vest upon a change in control without termination on December 31, 2021, we have assumed that the performance-vested RSUs will vest, with the performance metrics being achieved at 100% of target performance as of the change in control. This assumption, however, should not be interpreted as our expectation of future performance. No amounts are reported for Ms. Rooney, Mr. Goff, Mr. Jelvez or Mr. Brennan as their individual award agreements provide for accelerated vesting of all outstanding time-vested RSUs and performance-vested RSUs only upon a change in control with termination. No amounts are reported for Ms. Wahlstrom as she did not hold any outstanding RSUs as of December 31, 2021.

(6) The equity value of Alight as of December 31, 2021 had appreciated to a level that would have created value in Ms. Rooney’s and Mr. Brennan’s restricted shares of Class A common stock. Therefore, the amounts reported for Ms. Rooney and Mr. Brennan assume a change in control would have resulted in Blackstone receiving cash proceeds in respect of its Class A-1 Units of Alight such that Ms. Rooney’s and Mr. Brennan’s restricted shares of Class A common stock would have vested. The amount reported for Ms. Wahlstrom reflects the accelerated vesting of all outstanding and unvested time-vested restricted shares of Class A common stock in the event of change in control as of December 31, 2021. As of December 31, 2021, the equity value of Alight had not appreciated to a level that would have resulted in the vesting of each of Mr. Scholl’s, Mr. Jelvez’s, and Mr. Goff’s restricted shares of Class A common stock or Ms. Wahlstrom’s performance-vested restricted shares of Class A common stock. Therefore, no amounts are reported for Messrs. Scholl, Jelvez or Goff.

(7) Amounts reported reflect accelerated vesting of all outstanding time-vested RSUs and performance-vested RSUs, with the performance-vested RSUs deemed achieved at 100% of target in the event the named executive officer experiences a termination of employment by the Company or any subsidiary without cause or by the named executive officer for good reason on or within the six months prior to, or within the 18 months following, a change in control.

(8) Amounts reported reflect accelerated vesting of one-third of the outstanding time-vested RSUs in the event of death or disability of the named executive officer.

(9) Amounts reported reflect accelerated vesting of all outstanding performance-vested RSUs with performance deemed achieved at 100% of target in the event of death of the named executive officer.

(10) Amount reported reflects partial accelerated vesting of Ms. Wahlstrom’s time-vested restricted shares of Class A common stock in the event of her death or disability.

(11) Upon the named executive officer’s termination due to disability, a portion of the named executive officer’s performance-vested RSUs will remain outstanding and eligible to vest on the certification date following the end of the performance period, subject to the achievement of the applicable performance metrics. The portion of the performance-vested RSUs that become vested and earned will be the number of performance-vested RSUs that become vested and earned upon the achievement of the applicable performance metrics, pro-rated for the number of days during the performance period since January 1, 2021 that the named executive officer was in active service with us. For purposes of valuing the portion of the named executive officer’s performance-vested RSUs that will remain outstanding and eligible to vest upon a termination due to disability on December 31, 2021, we have assumed that one-third of the performance-vested RSUs will remain outstanding and eligible to vest, with the performance metrics being achieved at 100% of target performance at the end of the performance period. This assumption, however, should not be

2022 | PROXY STATEMENT	53

EXECUTIVE COMPENSATION

interpreted as our expectation of future performance. Amounts reported reflect the vesting of one-third of the outstanding performance-vested RSUs with performance deemed achieved at 100% of target in the event of disability of the named executive officer.

(12) Amounts reported for each named executive officer reflect a full year AIP bonus at target performance in the event of the disability or death of the named executive officer. Additionally, in addition to amounts reported in the table above in the event of death of a named executive officer, each named executive officer will receive benefits from third-party payors under our employer-paid premium life insurance plans. All of our executives are eligible for two times annual base salary at death (up to $5,000,000). Therefore, if such benefits were triggered for the named executive officers on December 31, 2021 under our life insurance plans, the legally designated beneficiary(ies) of each named executive officer would have received the following amounts: Mr. Scholl, $1,600,000; Ms. Rooney, $1,000,000; Mr. Goff, $900,000, Mr. Jelvez, $950,000; Ms. Wahlstrom, $1,000,000 and Mr. Brennan, $900,000.

Equity Compensation Plan Information

The following table sets forth information about our existing equity compensation plans (including individual compensation arrangements) as of December 31, 2021.

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS(2)	WEIGHTED- AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS(3)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN 1)(4)

Equity Compensation plans approved by security holders(1)	15,226,476	—	88,503,958

Equity compensation plans not approved by security holders	—	—	—

Total	15,226,476	—	88,503,958

(1) Includes our 2021 Plan and 2021 Employee Stock Purchase Plan (“2021 ESPP”).

(2) Amounts reported include the number of shares to be issued pursuant to 6,293,652 outstanding time-vested RSUs and 8,932,824 outstanding performance-vested RSUs that were granted under the 2021 Plan, assuming achievement of the performance levels for purposes of the performance-vested RSUs at target performance. The number of shares, if any, to be issued pursuant to the outstanding performance-vested RSUs will be determined upon the actual achievement of the predetermined performance goals related to our performance over the three-year performance period.

(3) The outstanding time-vested and performance-vested RSUs do not have exercise prices.

(4) Calculated based on the number of shares authorized and available for issuance under the 2021 Plan, less (a) shares issued in connection with the settlement of vested RSUs and (b) shares expected to be issued in the future upon the vesting and settlement of outstanding RSUs. The 2021 Plan provides for an authorized share pool of 92,267,687 shares of Company Class A common stock that may be issued pursuant to awards granted thereunder, and the 2021 ESPP provides for an authorized share pool of 13,461,281 shares of Company Class A common stock that may be issued pursuant to rights granted under the 2021 ESPP. The 88,503,958 figure in the table reflects the potential number of aggregate shares remaining as of December 31, 2021 which could be issued pursuant to future awards under the 2021 Plan of (in an amount equal to 75,042,677 shares remaining) and pursuant to future issuances under the 2021 ESPP (in an amount equal to 13,461,281 shares remaining). As of December 31, 2021, there were no shares subject to purchase pursuant to outstanding rights under the 2021 ESPP. Note that the following shares may return to the 2021 Plan and be available for issuance in connection with a future award: (i) shares covered by an award that expires or otherwise terminates without having been exercised in full; (ii) shares that are forfeited or awards which are canceled and regranted in accordance with the terms of the 2021 Plan; (iii) shares covered by an award that may only be settled in cash per the terms of the award which do not count against the 2021 Plan’s award pool; (iv) shares withheld to cover payment of an exercise price or cover applicable tax withholding obligations; and (v) shares tendered to cover payment of an exercise price. Pursuant to the terms of the 2021 Plan, the number of shares available for issuance pursuant to awards granted thereunder will be automatically increased on the first day of each fiscal year following 2021 in an amount equal to the least of (x) 26,922,562 shares of Company Class A common stock, (y) 5% of the total number of shares of Company Class A common stock and shares of Company Class V common stock outstanding on the last day of the immediately preceding fiscal year, and (z) a lower number of shares of Company Class A common stock as determined by the Board. Additionally, pursuant to the terms of the ESPP, the number of shares available for issuance pursuant to rights granted thereunder will be automatically increased on the first day of each fiscal year following 2021 in an amount equal to the lesser of (x) 1% of the total number of shares of Company Class A common stock and Company Class V common stock outstanding on the last day of the immediately preceding fiscal year and (y) a lower number of shares of Company Class A common stock as determined by the Board.

54	2022 | PROXY STATEMENT

PROPOSAL 2

Appointment of Independent Registered Public Accounting Firm

Proposal

We are asking our stockholders to ratify the Audit Committee’s selection of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

The affirmative vote of the holders of a majority of the votes cast either virtually during the annual meeting or represented by proxy at the annual meeting will be required to ratify the selection by our Audit Committee of EY for our fiscal year ending December 31, 2022. Abstentions will not be counted as votes cast on this proposal. No broker non-votes are expected to exist in connection with this proposal.

Board Recommendation

The Board unanimously recommends that you vote “FOR” the ratification of the selection by our Audit Committee of EY as the Company’s independent registered public accounting firm.

The Audit Committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of EY to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if the committee determines that such a change would be in the best interests of the Company and our stockholders.

We expect that a representative of EY will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Change in Auditor

On the Closing Date of the Business Combination, the Audit Committee approved the appointment of EY as Alight’s independent registered public accounting firm to audit Alight’s consolidated financial statements for the year ended December 31, 2021. EY served as the independent registered public accounting firm of Alight Holdings prior to the Business Combination. Accordingly, WithumSmith+Brown, PC (“Withum”), the independent registered public accounting firm of FTAC, was informed on the Closing Date that it would be replaced by EY as Alight’s independent registered public accounting firm following its completion of FTAC’s review of the quarter ended June 30, 2021, which consists only of the accounts of the pre-Business Combination special purpose acquisition company, FTAC.

2022 | PROXY STATEMENT	55

PROPOSAL 2: APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The reports of Withum on FTAC’s balance sheet as of December 31, 2020, and the related statements of operations, changes in stockholders’ equity and cash flows for the period from March 26, 2020 (inception) through June 30, 2021, and the related notes did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles.

During the period from March 26, 2020 (inception) through December 31, 2020 and the subsequent interim period through the date of Withum’s dismissal, there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act ) between FTAC and Withum on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Withum would have caused it to make reference to the subject matter of the disagreements in its reports on FTAC’s financial statements for such periods.

During the period from March 26, 2020 (inception) through December 31, 2020 and the subsequent interim period through the date of Withum’s dismissal, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act).

During the period from March 26, 2020 (inception) through December 31, 2020 and the subsequent interim period through the date of Withum’s dismissal, FTAC and Alight did not consult with EY regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the financial statements of FTAC or Alight, and no written report or oral advice was provided that EY concluded was an important factor considered by us in reaching a decision as to the accounting, auditing, or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act).

Alight has provided Withum with a copy of the foregoing disclosures and Withum has furnished Alight with a letter addressed to the Commission stating whether it agrees with the statements made by Alight set forth above. A copy of Withum’s letter, dated July 9, 2021, is filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 12, 2021, and is incorporated herein by reference.

Audit, Audit-Related, Tax and All Other Fees

Withum and EY, who each served as our independent public accounting firms for the fiscal years ended December 31, 2020 and December 31, 2021, respectively, provided audit and tax services to us during those fiscal years. The following table presents fees for professional services rendered to Alight, Inc. by EY and Withum for the years ended December 31, 2021 and 2020:

	2021	2020

Audit Fees(1)(2)	$3,219,573	$2,286,945

Audit-Related Fees(3)	$116,000	$70,400

Tax Fees(4)	$15,450	$—

All Other Fees(5)	$7,200	$7,200

Total	$3,358,223	$2,364,545

(1) Includes fees for audits of the Alight’s annual financial statements, reviews of interim financial statements included in the quarterly reports and services that are normally provided in connection with statutory and regulatory filings. The fees in fiscal year 2021 and 2020 also include amounts performed for the initial public offering, including comfort letters, consents and review of documents filed with the SEC.

(2) The fees for Withum for audit services were $178,190 and $63,345 for fiscal years 2021 and 2020, respectively.

(3) Consists of fees billed for professional services rendered related to certain benefit plans and internal control reviews.

(4) Includes fees for tax compliance and tax consultations.

(5) Other Fees consist of an annual license fee in 2021 and 2020 for accounting research software.

56	2022 | PROXY STATEMENT

PROPOSAL 2: APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

All audit-related services, tax services and other non-audit services were pre-approved by the Audit Committee, which concluded that the provision of such services by EY was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee Charter provides for pre-approval of audit, audit-related and tax services specifically described by the committee on an annual basis, except for the non-audit services specifically excepted from pre-approval in the Audit Committee Charter. The Audit Committee has established procedures in place for pre-approval, including the delegation of pre-approval to individual members of the Audit Committee, provided that any such pre-approvals are presented to the full Committee at its next scheduled meeting.

Audit Committee Report

The Audit Committee operates under a written charter, a copy of which is available on our investor website at investor.alight.com under the heading “Governance—Governance documents.” This report reviews the actions taken by the Audit Committee in accordance with its charter and in connection with the Company’s consolidated financial statements for the year ended December 31, 2021,

In fulfilling its responsibilities, the Audit Committee has:

•

reviewed and discussed the audited financial statements with management. These discussions included a discussion of the quality, rather than just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements;

•

discussed with the Company’s independent registered public accounting firm, EY, the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301, Communications with Audit Committees; and

•

received the written disclosures and the letter from EY as required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and the Audit Committee discussed with EY that firm’s independence.

Based on the review and discussions with the Company’s management and the independent registered public accounting firm, as set forth above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, for filing with the SEC.

Members of the Audit Committee:

Regina M. Paolillo, Chair

Daniel S. Henson

Erika Meinhardt

2022 | PROXY STATEMENT	57

PROPOSAL 3

To Approve, on an Advisory (Non-Binding) Basis, the 2021 Compensation Paid to Our Named Executive Officers

Background

As required by Section 14A(a)(1) of the Exchange Act, the below resolution enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement. This proposal, commonly known as a “Say-on-Pay Vote”, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. The Say-on-Pay Vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

We encourage our stockholders to review the “Executive Compensation” section of this Proxy Statement for more information.

As an advisory approval, this proposal is not binding upon us or our Board. However, the Compensation Committee, which is responsible for the design and administration of our executive compensation program, values the opinions of our stockholders expressed through your vote on this proposal. The Board and Compensation Committee will consider the outcome of this vote in making future compensation decisions for our named executive officers. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders of Alight, Inc. approve, on an advisory (non-binding) basis, the 2021 compensation of Alight, Inc.’s named executive officers as described in the Summary Compensation Table and related compensation tables and narrative disclosure set forth in Alight, Inc.’s Proxy Statement for the Annual Meeting of Stockholders.”

Board Recommendation

Our Board unanimously recommends a vote “FOR” the resolution to approve, on an advisory (non-binding) basis, the 2021 compensation of our named executive officers as described in the Summary Compensation Table and related compensation tables and narrative disclosure set forth in Alight, Inc.’s Proxy Statement for the Annual Meeting of Stockholders.

58	2022 | PROXY STATEMENT

PROPOSAL 4

To Approve, on an Advisory (Non-Binding) Basis, the Frequency of Future Advisory Votes on the Compensation of Our Named Executive Officers

Background

In accordance with Section 14A(a)(2) of the Exchange Act, we are requesting your advisory, non-binding vote regarding the frequency with which stockholders should have an opportunity to provide a Say-on-Pay Vote. We are providing stockholders the option of selecting a frequency of every “ONE YEAR”, “TWO YEARS”, or “THREE YEARS” or abstaining. Stockholders are not voting to approve or disapprove our recommendation, as set forth below. Rather, stockholders are being asked to express their preference regarding the frequency of future Say-on-Pay Votes.

We recommend that our stockholders select a frequency of every “ONE YEAR”. We believe that this frequency is appropriate because it will enable our stockholders to vote, on an advisory basis, on the most recent executive compensation information that is presented in our proxy statement, leading to a more meaningful and coherent communication between us and our stockholders on the compensation of our named executive officers. An annual advisory vote on executive compensation is consistent with our goal of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices.

Board Recommendation

Our Board unanimously recommends that stockholders vote “ONE YEAR” as the frequency of future Say-on-Pay Votes.

2022 | PROXY STATEMENT	59

Future Stockholder Proposals and Nominations

Rule 14A-8 Stockholder Proposal

Under SEC rules, if you want us to include a proposal in our proxy statement for the 2023 Annual Meeting of Stockholders, you must submit it in writing to our Corporate Secretary in writing at Alight, Inc., 4 Overlook Point, Lincolnshire, Illinois 60069, Attn.: Corporate Secretary, by December 15, 2022. Any such proposal should comply with the requirements of Rule 14a-8 promulgated under the Exchange Act. The submission of a stockholder proposal does not guarantee that it will be included in our proxy statement.

Proxy Access Nominations and Other Proposals/Nominations

Under our Bylaws, a stockholder wishing to bring director nominations or other business before an annual meeting is required to provide advance written notice to the Corporate Secretary regarding such nominations or other business and provide the information and satisfy the other requirements set forth in the Bylaws. To be timely, a stockholder who intends to present nominations or a proposal at the 2023 Annual Meeting other than pursuant to Rule 14a-8 must provide the information set forth in the Bylaws no earlier than February 1, 2023 and no later than March 3, 2023. However, if we hold the 2023 Annual Meeting more than 30 days before, or more than 70 days after, the anniversary of the 2022 Annual Meeting date, then the information must be received no earlier than the 120th day prior to the 2023 Annual Meeting date, and not later than the close of business on the later of the 90th day prior to the 2023 Annual Meeting date or the tenth day after public announcement of the 2023 Annual Meeting date. These advance notice provisions do not apply if the stockholder only seeks to include such matters in the proxy statement pursuant to Rule 14a-8. In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 3, 2023.

If a stockholder fails to meet these deadlines and fails to satisfy the requirements of Rule 14a-4 under the Exchange Act, we may exercise discretionary voting authority under proxies we solicit to vote on any such proposal as we determine appropriate. We also reserve the right to reject, rule out of order, or take other appropriate action with respect to any nomination or proposal that does not comply with these and other applicable requirements.

60	2022 | PROXY STATEMENT

FUTURE STOCKHOLDER PROPOSALS AND NOMINATIONS

QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING

What is the purpose of the Annual Meeting?

Our 2022 Annual Meeting will be held for the following purposes:

1.	To elect two directors to serve as the Class I directors on the Board until the 2025 annual meeting of stockholders or until their successors are elected and qualified;

2.	To ratify the selection by our Audit Committee of EY to serve as our independent registered public accounting firm for the year ending December 31, 2022;

3.	To approve, on an advisory (non-binding) basis, the 2021 compensation paid to our named executive officers; and

4.	To approve, on an advisory (non-binding) basis, the frequency of future advisory votes on the compensation of our named executive officers.

Who can vote at the Annual Meeting?

The close of business on April 6, 2022 has been fixed as the record date for the determination of our stockholders entitled to notice of, and to vote at, the Annual Meeting. We have two classes of voting common stock: Class A and Class V, each of which has one vote per share. The Class A common stock and Class V common stock generally vote together as a single class on all matters submitted to a vote of stockholders, except as otherwise required by applicable law or our organizational documents. On the record date, we had 465,225,352 shares of Class A common stock and 76,220,431 shares of Class V common stock outstanding.

How many shares must be present to conduct business at the Annual Meeting?

A quorum is necessary to hold a valid meeting of stockholders. For each of the proposals to be presented at the Annual Meeting, the holders of a majority of shares entitled to vote on such matter at the meeting, present in person or by proxy, will constitute a quorum. Based on the number of shares of Class A common stock and Class V common stock outstanding on April 6, 2022, the record date, shares representing 270,722,892 votes must be present at the Annual Meeting, virtually or by proxy to constitute a quorum. If you vote, including by Internet or proxy card, your shares voted will be counted towards the quorum for the Annual Meeting. Abstentions and “broker non-votes” are counted as present for the purpose of determining a quorum. A “broker non-vote,” however, does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. “Broker non-votes” are votes that brokers holding shares of record for their customers (i.e., in “street name”) are not permitted to cast under applicable stock market regulations because the brokers have not received instructions (or have received incomplete instructions) from their customers as to certain proposals.

How do I vote?

The procedures for voting are as follows:

Stockholders of Record. If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, at the close of business on April 6, 2022, the record date, then you are considered, with respect to those shares, the “stockholder of record.” As the stockholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote your shares at the Annual Meeting.

2022 | PROXY STATEMENT	61

FUTURE STOCKHOLDER PROPOSALS AND NOMINATIONS

If you are a stockholder of record, you may vote in person at the virtual Annual Meeting, vote by proxy using a proxy card, vote by proxy over the telephone, or vote by proxy via the Internet. Whether or not you plan to attend the virtual Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the virtual Annual Meeting and vote at the Annual Meeting, even if you have already voted by proxy. The vote you cast at the Annual Meeting will supersede any previous votes that you may have submitted.

Beneficial Owner. If your shares are held in a brokerage account, by a trustee or by another nominee, then you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee, or nominee how to vote and you also are invited to attend the Annual Meeting. Each beneficial owner of shares should have received a notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in that notice to ensure that your vote is counted.

If you are not a stockholder of record, please understand that we do not know that you are a stockholder or how many shares you own.

How do I obtain a copy of this proxy statement?

In accordance with the rules of the SEC, we are using the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, many stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our proxy statement and Form 10-K, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. This makes the proxy distribution process more efficient and less costly, and helps conserve natural resources. If you previously elected to receive our proxy materials electronically, these materials will continue to be sent via email unless you change your election.

How may I participate in the virtual Annual Meeting?

The Annual Meeting will be conducted completely online via the Internet. Stockholders may attend and participate in the meeting by visiting www.virtualshareholdermeeting.com/ALIT2022.

To access the Annual Meeting, you will need the control number found on your proxy card. If you are a holder of record and you have misplaced your virtual control number, please email the Company at Corporate.Secretary@alight.com.

We encourage you to access the Annual Meeting before the start time of 1:00 p.m., Central Time, on June 1, 2022. Please allow ample time for online check-in, which will begin at 12:30 p.m., Central Time, on June 1, 2022.

Stockholders who participate in the virtual Annual Meeting by way of the website above or the link provided following registration will be considered to have attended the meeting “in person,” as such term is used in this Proxy Statement, including for purposes of determining a quorum and counting votes.

By conducting our Annual Meeting completely online via the internet, we eliminate many of the costs associated with a physical meeting. In addition, we believe that a virtual meeting will provide greater access to those stockholders who want to attend, especially in light of the ongoing COVID-19 pandemic and related social distancing recommendations, and improve our ability to communicate more effectively with our stockholders during the meeting.

62	2022 | PROXY STATEMENT

FUTURE STOCKHOLDER PROPOSALS AND NOMINATIONS

What is the minimum vote required for each proposal to be approved?

At the Annual Meeting, stockholders will consider and act upon (1) the election of two Class I directors for terms expiring at the 2025 Annual Meeting of Stockholders, (2) the ratification of the selection by our Audit Committee of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2022; (3) to approve, on an advisory (non-binding) basis, the 2021 compensation paid to our named executive officers; (4) to approve, on an advisory (non-binding) basis, the frequency of future advisory votes on the compensation of our named executive officers; and (5) such other business as may properly come before the Annual Meeting.

With regard to Proposal No. 1 (election of directors), votes may be cast for the nominees or may be withheld. Each director nominee was recommended by the Nominating and Corporate Governance Committee of the Board, and each of the nominees are current directors. The election of directors requires a plurality of the votes cast, and therefore, the two nominees receiving the greatest number of votes will be elected. Votes that are withheld and broker non-votes are not considered “votes cast” and therefore will have no effect on the outcome of Proposal No. 1. If you are the registered holder (and not a broker) of the shares and sign but give no instructions on the proxy card with respect to this proposal, the shares represented by that proxy card will be voted for this proposal.

With regard to Proposal No. 2 (ratification of the selection of independent registered public accounting firm), the affirmative vote of a majority of the votes cast is required to ratify the selection by our Audit Committee of EY as our independent registered public accounting firm. Abstentions will have no effect on the results of this vote. Brokerage firms have authority to vote shares held in street name on this proposal without instructions from beneficial owners. As a result, we do not expect there will be any broker non-votes on this matter. If you are the registered holder (and not a broker) of the shares and sign but give no instructions on the proxy card with respect to this proposal, the shares represented by that proxy card will be voted for this proposal. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the selection of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2022, the Audit Committee of the Board will reconsider its selection.

With regard to Proposal No. 3 (to approve, on an advisory (non-binding) basis, the 2021 compensation paid to our named executive officers), the advisory (non-binding) vote on executive compensation will be approved if the number of votes cast “FOR” exceeds the number of votes cast “AGAINST.” Brokers may not vote on this proposal without instructions from the beneficial owner. Abstentions and broker non-votes with respect to any shares will have no impact on this Proposal since those shares will not be voted at all. If you are the registered holder (and not a broker) of the shares and sign but give no instructions on the proxy card with respect to this proposal, the shares represented by that proxy card will be voted for this proposal.

With regard to Proposal No. 4 (to approve, on an advisory (non-binding) basis, the frequency of future advisory votes on the compensation of our named executive officers) the affirmative vote of the majority of votes cast on this non-binding proposal is required for the proposal to pass. If no frequency receives the foregoing vote, then we will consider the option of ONE YEAR, TWO YEARS, or THREE YEARS that receives the highest number of votes cast to be the frequency recommended by stockholders.

Your broker may not vote your shares on this proposal unless you give voting instructions. Votes that are withheld and broker non-votes are not considered “votes cast” and therefore will have no effect on the outcome of Proposal No. 4. If you are the registered holder (and not a broker) of the shares and sign but give no instructions on the proxy card with respect to this proposal, the shares represented by that proxy card will be voted “ONE YEAR” for this proposal.

2022 | PROXY STATEMENT	63

FUTURE STOCKHOLDER PROPOSALS AND NOMINATIONS

Will my shares be voted if I do not provide voting instructions?

If you provide specific voting instructions on a properly completed and submitted proxy, then your shares will be voted as instructed.

If you hold shares as the stockholder of record and submit a proxy without giving specific voting instructions, then your shares will be voted in accordance with the recommendations of our Board. Our Board recommends voting “FOR” each of the nominees listed in Proposal No. 1, “FOR” the ratification of the selection by our Audit Committee of EY as our independent registered public accounting firm for the year ending December 31, 2022 in Proposal No. 2, “FOR” the approval of, on an advisory (non-binding) basis, the 2021 compensation paid to our named executive officers in Proposal No. 3, “ONE YEAR” on the approval of, on an advisory (non-binding) basis, the frequency of future advisory votes on the compensation of our named executive officers in Proposal No. 4, and in accordance with the discretion of the named proxies on other matters brought before the Annual Meeting.

You may have granted to your broker, trustee, or other nominee discretionary voting authority over your account. Your broker, trustee, or other nominee may be able to vote your shares depending on the terms of the agreement you have with your broker, trustee, or other nominee.

The persons identified as having the authority to vote the proxies also will have discretionary authority to vote, to the extent permitted by applicable law, in favor of the ratification of the selection of our Audit Committee of EY as our independent registered public accounting firm for the year ending December 31, 2022 in Proposal No. 2 and such other business as may properly come before the Annual Meeting and any postponement or adjournment thereof. The Board is not aware of any other matters that are likely to be brought before the Annual Meeting. If any other matter is properly presented for action at the Annual Meeting, including a proposal to adjourn or postpone the Annual Meeting to permit us to solicit additional proxies in favor of any proposal, the persons identified as having the authority to vote the proxies will vote on such matter in their own discretion.

If you do not provide your broker, trustee, or other nominee specific voting instructions, such firm will not have the authority to vote, and your shares will be considered broker non-votes, with respect to Proposal Nos. 1, 3 and 4. We urge you to provide voting instructions so that your shares will be voted.

Can I change my vote after I have voted?

A stockholder of record who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by (i) giving written notice of revocation to our Corporate Secretary, (ii) properly submitting a later proxy via the internet or by telephone, (iii) properly submitting a duly executed proxy bearing a later date, or (iv) voting your shares at the virtual Annual Meeting.

If you are the beneficial owner of shares held through a broker, trustee, or other nominee, then you must follow the specific instructions, including applicable deadlines, provided to you by your broker, trustee, or other nominee to change or revoke any instructions you have already provided to your broker, trustee, or other nominee. If you have obtained a voter instruction form from your broker, trustee, or other nominee that holds your shares giving you the right to vote the shares and you have your sixteen-digit control number, you may change your vote by attending the virtual Annual Meeting and voting electronically.

Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy.

What is the deadline to vote?

If you hold shares as the stockholder of record, your vote by proxy must be received before the polls close at the virtual Annual Meeting. If you are the beneficial owner of shares, please follow the voting instructions provided by your broker, trustee or other nominee.

64	2022 | PROXY STATEMENT

FUTURE STOCKHOLDER PROPOSALS AND NOMINATIONS

Where can I find the results of the voting?

We intend to announce preliminary voting results at the Annual Meeting and will publish final results through a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. The Current Report on Form 8-K will be available on the Internet at our website, investor.alight.com.

Who will pay for the cost of soliciting proxies?

We will bear the expense of preparing this Proxy Statement and soliciting the proxies it is seeking. In addition to the use of the mails, proxies may be solicited by our officers, directors, agents and employees, in person or by telephone, e-mail or facsimile transmission. Our officers, directors and employees will receive no additional compensation for any such solicitations. In addition, we have engaged MacKenzie Partners, Inc., a proxy solicitation firm, to assist us in the solicitation of proxies for a fee of $12,500, plus reasonable out-of-pocket expenses.

We also will request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of the underlying shares as of the record date and will reimburse the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting by proxy will help to avoid additional expense.

What is “householding” and how does it affect me?

In accordance with notices to many stockholders who hold their shares through a bank, broker or other holder of record (a “street-name stockholder”) and share a single address, only one copy of our proxy statement and included periodic reports to stockholders is being delivered to that address unless contrary instructions from any stockholder at that address were received. This practice, known as “householding,” is intended to reduce our printing and postage costs. However, any such street-name stockholder residing at the same address who wishes to receive a separate copy of this proxy statement and annual report may request a copy by contacting the bank, broker or other holder of record, or by sending a written request to: Alight, Inc., 4 Overlook Point, Lincolnshire, Illinois 60069, Attn.: Corporate Secretary or by contacting our Corporate Secretary by email at Corporate.Secretary@alight.com. The voting instruction form sent to a street-name stockholder should provide information on how to request (1) householding of future Company materials or (2) separate materials if only one set of documents is being sent to a household. A stockholder who would like to make one of these requests should contact us as indicated above.

2022 | PROXY STATEMENT	65

APPENDIX A

Reconciliation of GAAP and Non-GAAP Information

Non-GAAP Financial Measures

A reconciliation of the historical non-GAAP financial measures used in this Proxy Statement is included in this Appendix A. The presentation of non-GAAP financial measures is used to enhance our investors’ and lenders’ understanding of certain aspects of our financial performance. This discussion is not meant to be considered in isolation, superior to, or as a substitute for the directly comparable financial measures prepared in accordance with GAAP. For a more complete discussion of our financial performance, see our Financial Statements and Supplementary Data included in our Annual Report on Form 10-K.

Adjusted EBITDA, which is defined as earnings before interest, taxes, depreciation and intangible amortization adjusted for the impact of certain non-cash and other items that we do not consider in the evaluation of ongoing operational performance, is a non-GAAP financial measure used by management and our stakeholders to provide useful supplemental information that enables a better comparison of our performance across periods. Adjusted EBITDA is a non-GAAP measure that is used by management and stakeholders to evaluate our core operating performance.

Full Year Results

We prepared our discussion of the results of operations by comparing the results of the combined Successor six months ended December 31, 2021 and Predecessor six months ended June 30, 2021 to the Predecessor year ended December 31, 2020. This presentation is not considered to be prepared in accordance with GAAP and has not been prepared as pro forma results under applicable regulations. We believe the combined results provide a more meaningful basis of comparison and is useful in identifying current business trends for the periods presented.

2022 | PROXY STATEMENT	A-1

APPENDIX A: RECONCILIATION OF GAAP AND NON-GAAP INFORMATION

Alight Inc.

Consolidated Balance Sheets

	SUCCESSOR	PREDECESSOR
(IN MILLIONS)	DECEMBER 31, 2021	DECEMBER 31, 2020

Assets

Current Assets

Cash and cash equivalents	$372	$506

Receivables, net	515	532

Other current assets	302	163

Total Current Assets Before Fiduciary Assets	1,189	1,201

Fiduciary assets	1,280	1,030

Total Current Assets	2,469	2,231

Goodwill	3,638	2,245

Intangible assets, net	4,170	1,733

Fixed assets, net	236	334

Deferred tax assets, net	3	5

Other assets	472	408

Total Assets	$10,988	$6,956

Liabilities and Stockholders’ Equity

Liabilities

Current Liabilities

Accounts payable and accrued liabilities	$406	$394

Current portion of long-term debt	38	37

Other current liabilities	401	324

Total Current Liabilities Before Fiduciary Liabilities	845	755

Fiduciary liabilities	1,280	1,030

Total Current Liabilities	2,125	1,785

Deferred tax liabilities	36	—

Long-term debt	2,830	4,041

Tax receivable agreement	581	—

Financial instruments	135	—

Other liabilities	353	447

Total Liabilities	$6,060	$6,273

Commitments and Contingencies

Stockholders’ Equity

Class A Common Stock (Successor); $0.0001 par value, 1,000,000,000 shares authorized; 464,103,972 issued and outstanding as of December 31, 2021	$—	$—

Class B Common Stock (Successor); $0.0001 par value, 20,000,000 shares authorized; 9,980,906 issued and outstanding as of December 31, 2021	—	—

Class V Common Stock (Successor); $0.0001 par value, 175,000,000 shares authorized; 77,459,687 issued and outstanding as of December 31, 2021	—	—

Class Z Common Stock (Successor); $0.0001 par value, 12,900,000 shares authorized; 5,595,577 issued and outstanding as of December 31, 2021	—	—

Additional paid-in-capital	4,228	—

Retained deficit	(96)	(127)

Members’ equity	—	852

Accumulated other comprehensive income (loss)	8	(42)

Total Alight, Inc. Equity	$4,140	$683

Noncontrolling Interest	788	—

Total Stockholders’ Equity	$4,928	$683

Total Liabilities and Stockholders’ Equity	$10,988	$6,956

A-2	2022 | PROXY STATEMENT

APPENDIX A: RECONCILIATION OF GAAP AND NON-GAAP INFORMATION

Alight Inc.

Consolidated Statements of Comprehensive Income (Loss)

	SUCCESSOR	PREDECESSOR
	SIX MONTHS ENDED DECEMBER 31, 2021	SIX MONTHS ENDED JUNE 30, 2021	YEAR ENDED DECEMBER 31,
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)			2020	2019

Revenue	$1,554	$1,361	$2,728	$2,552

Cost of services, exclusive of depreciation and amortization	1,001	888	1,829	1,619

Depreciation and amortization	21	38	65	50

Gross Profit	532	435	834	883

Operating Expenses

Selling, general and administrative	304	222	461	415

Depreciation and intangible amortization	163	111	226	203

Total operating expenses	467	333	687	618

Operating Income	65	102	147	265

Other Expense

Loss from change in fair value of financial instruments	65	—	—	—

Gain from change in fair value of tax receivable agreement	(37)	—	—	—

Interest expense	57	123	234	224

Other expense, net	3	9	7	3

Total other expense, net	88	132	241	227

(Loss) Income Before Income Tax Expense (Benefit)	(23)	(30)	(94)	38

Income tax expense (benefit)	25	(5)	9	16

Net (Loss) Income	(48)	(25)	(103)	22

Net loss attributable to noncontrolling interests	(13)	—	—	—

Net (Loss) Income Attributable to Alight, Inc.	$(35)	$(25)	$(103)	$22

Earnings Per Share

Basic net loss per share	$(0.08)

Diluted net loss per share	$(0.08)

Net (Loss) Income	$(48)	$(25)	$(103)	$22

Other comprehensive income (loss), net of tax:

Change in fair value of derivatives	9	23	(25)	(34)

Foreign currency translation adjustments	—	8	8	6

Total other comprehensive income (loss), net of tax:	9	31	(17)	(28)

Comprehensive (Loss) Income Before Non-controlling Interests	(39)	6	(120)	(6)

Comprehensive loss attributable to noncontrolling interests	(12)	—	—	—

Comprehensive (Loss) Income Attributable to Alight, Inc.	$(27)	$6	$(120)	$(6)

2022 | PROXY STATEMENT	A-3

APPENDIX A: RECONCILIATION OF GAAP AND NON-GAAP INFORMATION

Alight Inc.

Consolidated Statements of Cash Flows

	SUCCESSOR	PREDECESSOR
	SIX MONTHS ENDED DECEMBER 31, 2021	SIX MONTHS ENDED JUNE 30, 2021	YEAR ENDED DECEMBER 31,
(IN MILLIONS)			2020	2019

Cash flows from operating activities

Net (loss) income	$(48)	$(25)	$(103)	$22

Adjustments to reconcile net (loss) income to net cash provided by operations:

Depreciation	31	49	91	68

Intangible amortization expense	153	100	200	185

Noncash lease expense	11	10	30	12

Financing fee and premium amortization	(2)	9	20	18

Share-based compensation expense	67	5	5	9

Loss from change in fair value of financial instruments	65	—	—	—

Gain from change in fair value of tax receivable agreement	(37)	—	—	—

Other	11	1	11	5

Change in assets and liabilities:

Receivables	(28)	51	133	(39)

Accounts payable and accrued liabilities	56	(45)	(11)	(61)

Other assets and liabilities	(222)	(97)	(143)	49

Cash provided by operating activities	$57	$58	$233	$268

Cash flows from investing activities

Acquisition of businesses, net of cash acquired	(1,793)	—	(52)	(527)

Capital expenditures	(59)	(55)	(90)	(77)

Cash used for investing activities	$(1,852)	$(55)	$(142)	$(604)

Cash flows from financing activities

Net increase (decrease) in fiduciary liabilities	266	(15)	263	87

Members’ equity unit repurchase	—	(2)	(3)	(4)

Distributions of members’ equity	(1)	—	(3)	(10)

Borrowings from banks	627	110	779	483

Financing fees	(8)	—	(23)	(5)

Repayments to banks	(120)	(124)	(495)	(120)

Principal payments on finance lease obligations	(14)	(17)	(24)	(13)

Settlements of interest rate swaps	(8)	(14)	(21)	4

Tax payment for shares/units withheld in lieu of taxes	(11)	(1)	—	(2)

Contingent consideration payments	(2)	(1)	—	—

FTAC share redemptions	(142)	—	—	—

Proceeds related to FTAC investors	1,813	—	—	—

Other financing activities	—	—	(10)	—

Cash provided by (used for) financing activities	$2,400	$(64)	$463	$420

Effect of exchange rate changes on cash, cash equivalents and restricted cash	11	—	(3)	1

Net increase (decrease) in cash, cash equivalents and restricted cash	616	(61)	551	85

Cash, cash equivalents and restricted cash at beginning of period	1,036	1,536	985	900

Cash, cash equivalents and restricted cash at end of period	$1,652	$1,475	$1,536	$985

A-4	2022 | PROXY STATEMENT

APPENDIX A: RECONCILIATION OF GAAP AND NON-GAAP INFORMATION

Alight, Inc.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	SUCCESSOR		PREDECESSOR
	THREE MONTHS ENDED DECEMBER 31, 2021	SIX MONTHS ENDED DECEMBER 31, 2021	SIX MONTHS ENDED JUNE 30, 2021	THREE MONTHS ENDED DECEMBER 31, 2020	YEAR ENDED DECEMBER 31,
(IN MILLIONS)					2020

Net Income (Loss)	$72	$(48)	$(25)	$(18)	$(103)

Interest expense	29	57	123	62	234

Income tax expense (benefit)	25	25	(5)	(3)	9

Depreciation	17	31	49	25	91

Intangible amortization	79	153	100	49	200

EBITDA	222	218	242	115	431

Share-based compensation	52	67	5	—	5

Transaction and integration expenses(1)	10	13	—	—	—

Non-recurring professional expenses(2)	2	19	18	—	—

Transformation initiatives(3)	—	—	—	(3)	8

Restructuring	2	5	9	20	77

(Gain) loss from change in fair value of financial instruments	(25)	65	—	—	—

Gain from change in fair value of tax receivable agreement	(64)	(37)	—	—	—

Other(4)	(9)	(7)	4	16	43

Adjusted EBITDA	$190	$343	$278	$148	$564

Revenue	$864	$1,554	$1,361	$720	$2,728

Adjusted EBITDA Margin(5)	22.0%	22.1%	20.4%	20.6%	20.7%

(1) Transaction and integration expenses relate to acquisitions in 2021.

(2) Non-recurring professional expenses includes external advisor and legal costs related to the Company’s Business Combination.

(3) Transformation initiatives in fiscal years 2020 and 2019 includes expenses related to enhancing our data center for both periods, and severance expense for the first half of 2019.

(4) Other primarily includes activity related to long-term incentives and expenses related to acquisitions in fiscal years 2020 and 2019.

(5) Adjusted EBITDA Margin defined as Adjusted EBITDA as a percentage of revenue.

2022 | PROXY STATEMENT	A-5

SCAN TO VIEW MATERIALS & VOTE w ALIGHT, INC. 4 OVERLOOK POINT VOTE BY INTERNET LINCOLNSHIRE, IL 60069 Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 31, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/ALIT2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 31, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D82046-P71649 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY ALIGHT, INC. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: For Against Withhold 1a. Erika Meinhardt ! ! ! 1b. Regina M. Paolillo ! ! ! The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2022. ! ! ! 3. To approve, on an advisory (non-binding) basis, the 2021 compensation paid to our named executive officers. ! ! ! The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 Year 2 Years 3 Years Abstain 4. To approve, on an advisory (non-binding) basis, the frequency of future advisory votes on the compensation of our named executive officers. ! ! ! ! NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement is available at www.proxyvote.com. D82047-P71649 ALIGHT, INC. Annual Meeting of Stockholders June 1, 2022 1:00 PM CDT This proxy is solicited by the Board of Directors The undersigned hereby appoints Stephan D. Scholl, Paulette R. Dodson and Katie J. Rooney as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Alight, Inc. held of record by the undersigned on April 6, 2022, at the Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/ALIT2022 on June 1, 2022, or any adjournment or postponement thereof, with all the power which the undersigned would have if personally present, hereby revoking any proxy heretofore given. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS, INCLUDING WITH DISCRETIONARY AUTHORITY AS TO ANY AND ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. Continued and to be signed on reverse side